                                                        OH&S DRAFT--6/22/94
================================================================================
- --------------------------------------------------------------------------------



                                CREDIT AGREEMENT

                      DATED AS OF __________________, 1994

                                     AMONG


                               FERRELLGAS, L.P.,


                      STRATTON INSURANCE COMPANY, INC.,


                               FERRELLGAS, INC.,


                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,

                                   AS AGENT,


                                      AND


                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                  ARRANGED BY


                              BA SECURITIES, INC.


================================================================================
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                   ARTICLE I

                                  DEFINITIONS

Section                                                     Page
1.01  Certain Defined Terms.................................   1
1.02  Other Interpretive Provisions.........................  31
1.03  Accounting Principles.................................  32

                                   ARTICLE II

                                  THE CREDITS

2.01  Amounts and Terms of Commitments......................  32
       (a)  Facility A Revolving Loans, Swingline Loans
            and Letters of Credit...........................  32
       (b)  Facility B Term Loans, Revolving Loans
            and Takeout Loans...............................  33
2.02  Loan Accounts.........................................  34
2.03  Procedure for Borrowing...............................  35
2.04  Conversion and Continuation Elections.................  35
2.05  Voluntary Termination or Reduction of Commitments.....  37
2.06  Optional Prepayments..................................  37
2.07  Mandatory Prepayments of Loans;Mandatory Commitment
      Reductions............................................  38
2.08  Repayment.............................................  40
       (a)  Facility A Revolving Loans and Swingline
            Loans...........................................  40
       (b)  Facility B Term Loans and Facility B
            Revolving Loans.................................  40
     (c)    Facility B Takeout Loans........................  40
2.09  Interest..............................................  40
2.10  Fees..................................................  41
       (a)  Arrangement, Agency Fees........................  41
       (b)  Commitment Fees.................................  41
2.11  Computation of Fees and Interest......................  42
2.12  Payments by the Borrower..............................  42
2.13  Payments by the Banks to the Agent....................  43
2.14  Sharing of Payments, Etc..............................  44
2.15  Discretionary Swingline Loans.........................  44

                                  ARTICLE III

                             THE LETTERS OF CREDIT

3.01  The Letter of Credit Subfacility......................  46
3.02  Issuance, Amendment and Renewal of Letters of Credit..  47
3.03  Existing Letters of Credit; Risk Participations,
       Drawings and Reimbursements..........................  50
3.04  Repayment of Participations...........................  52
3.05  Role of the Issuing Banks.............................  52


Section                                                       Page
3.06  Obligations Absolute..................................  53
3.07  Cash Collateral Pledge................................  54
3.08  Letter of Credit Fees.................................  55
3.09  Uniform Customs and Practice..........................  55

                                   ARTICLE IV

                     TAXES, YIELD PROTECTION AND ILLEGALITY

4.01  Taxes.................................................  57
4.02  Illegality............................................  58
4.03  Increased Costs and Reduction of Return...............  58
4.04  Funding Losses........................................  59
4.05  Inability to Determine Rates..........................  60
4.06  Survival..............................................  60

                                   ARTICLE V

                              CONDITIONS PRECEDENT

5.01  Conditions of Initial Credit Extensions...............  61
     (a)    Credit Agreement and any Notes..................  61
     (c)    Resolutions; Incumbency.........................  61
     (d)    Organization Documents; Good Standing...........  61
     (e)    Legal Opinions..................................  62
     (f)    Payment of Fees.................................  62
     (g)    Certificate.....................................  62
     (h)    Cancellation of Existing Revolving Credit.......  63
     (i)    Due Diligence Review............................  63
     (j)    No Material Change..............................  63
     (k)    Insurance Certificate...........................  63
     (l)    Reorganization..................................  63
     (m)    Trading Policies................................  64
     (n)    Other Documents.................................  64
5.02  Conditions to All Credit Extensions...................  64
     (a)    Notice, Application.............................  64
     (b)    Continuation of Representations and Warranties..  64
     (c)    No Existing Default.............................  64

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

6.01  Corporate or Partnership Existence and Power..........  65
6.02  Corporate or Partnership Authorization;
      No Contravention......................................  65
6.03  Governmental Authorization............................  66
6.04  Binding Effect........................................  66
6.05  Litigation............................................  67
6.06  No Default............................................  67

Section                                                          Page
6.07  ERISA Compliance.........................................  67
6.08  Use of Proceeds; Margin Regulations......................  68
6.09  Title to Properties......................................  68
6.10  Taxes....................................................  68
6.11  Financial Condition......................................  69
6.12  Environmental Matters....................................  69
6.13  Regulated Entities.......................................  69
6.14  No Burdensome Restrictions...............................  70
6.15  Copyrights, Patents, Trademarks and Licenses, etc........  70
6.16  Subsidiaries and Affiliates..............................  70
6.17  Insurance................................................  70
6.18  Tax Status...............................................  70
6.19  Full Disclosure..........................................  70
6.20  Fixed Price Supply Contracts.............................  71
6.21  Trading Policies.........................................  71

                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

7.01  Financial Statements.....................................  71
7.02  Certificates; Other Information..........................  73
7.03  Notices..................................................  74
7.04  Preservation of Corporate or Partnership Existence, Etc..  75
7.05  Maintenance of Property..................................  76
7.06  Insurance................................................  76
7.07  Payment of Obligations...................................  76
7.08  Compliance with Laws.....................................  76
7.09  Inspection of Property and Books and Records.............  76
7.10  Environmental Laws.......................................  77
7.11  Use of Proceeds..........................................  77
7.12  Financial Covenants......................................  77
7.13  Trading Policies.........................................  78
7.14  Other General Partner Obligations........................  78
7.15  Other Stratton Obligations...............................  79
7.16  Monetary Judgments.......................................  79
7.17  Maintenance of Subsidiary................................  79

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

8.01  Limitation on Liens......................................  80
8.02  Asset Sales..............................................  82
8.03  Consolidations and Mergers...............................  83
8.04  Acquisitions.............................................  84
8.05  Limitation on Indebtedness...............................  84
8.06  Transactions with Affiliates.............................  86
8.07  Use of Proceeds..........................................  87


Section                                                    Page
8.08  Use of Proceeds - Ineligible Securities............  87
8.09  Contingent Obligations.............................  88
8.10  Joint Ventures.....................................  88
8.11  Lease Obligations..................................  88
8.12  Restricted Payments................................  88
8.13  Dividend and Other Payment Restrictions
      Affecting Subsidiaries.............................  91
8.14  Change in Business.................................  91
8.15  Accounting Changes.................................  91
8.16  Limitation on Sale and Leaseback Transactions......  92
8.17  Restrictions On Nature Of Indebtedness And
      Activities Of Finance Corp.........................  92
8.18  Amendments of Organization Documents or Indenture..  92
8.19  Fixed Price Supply Contracts.......................  92
8.20  Operations through Subsidiaries....................  93
8.21  Operations of MLP..................................  93

                                   ARTICLE IX

                               EVENTS OF DEFAULT

9.01  Event of Default...................................  94
     (a)    Non-Payment..................................  94
     (b)    Representation or Warranty...................  94
     (c)    Specific Defaults............................  94
     (d)    Other Defaults...............................  94
     (e)    Cross-Default................................  94
     (f)    Insolvency; Voluntary Proceedings............  95
     (g)    Involuntary Proceedings......................  95
     (h)    ERISA........................................  95
     (i)    Monetary Judgments...........................  96
     (j)    Non-Monetary Judgments.......................  96
     (k)    Loss of Licenses.............................  96
     (l)    Adverse Change...............................  96
     (m)    Indenture Cross-Defaults.....................  96
9.02  Remedies...........................................  96
9.03  Rights Not Exclusive...............................  97
9.04  Certain Financial Covenant Defaults................  97

                                   ARTICLE X

                                   THE AGENT

10.01  Appointment and Authorization....................   98
10.02  Delegation of Duties.............................   98
10.03  Liability of Agent and Issuing Banks.............   98
10.04  Reliance by Agent and Issuing Banks..............   99
10.05  Notice of Default................................   99
10.06  Credit Decision..................................  100
10.07  Indemnification..................................  100


Section                                                    Page
10.08  Agent in Individual Capacity......................  101
10.09  Successor Agent...................................  101
10.10  Withholding Tax...................................  102

                                   ARTICLE XI

                                 MISCELLANEOUS

11.01  Amendments and Waivers............................  103
11.02  Notices...........................................  104
11.03  No Waiver; Cumulative Remedies....................  105
11.04  Costs and Expenses................................  105
11.05  Indemnity.........................................  106
11.06  Payments Set Aside................................  106
11.07  Successors and Assigns............................  107
11.08  Assignments, Participations, Etc..................  107
11.09  Set-off...........................................  109
11.10  Notification of Addresses, Lending Offices, Etc...  110
11.11  Counterparts......................................  110
11.12  Severability......................................  110
11.13  No Third Parties Benefited........................  110
11.14  Governing Law and Jurisdiction....................  110
11.15  Waiver of Jury Trial..............................  111
11.16  Entire Agreement..................................  111

                             SCHEDULES AND EXHIBITS


 Schedule 2.01       Commitments
 Schedule 3.03       Existing Letters of Credit
 Schedule 6.05       Litigation
 Schedule 6.07       ERISA
 Schedule 6.10       Taxes
 Schedule 6.11       Permitted Liabilities
 Schedule 6.12       Environmental Matters
 Schedule 6.15       Litigation
 Schedule 6.16       Subsidiaries and Minority Interests
 Schedule 6.17       Insurance Matters
 Schedule 7.13       Affiliates
 Schedule 8.01       Permitted Liens
 Schedule 8.05       Existing Indebtedness
 Schedule 8.09       Contingent Obligations
 Schedule 8.19       Tradenames and Trademarks
 Schedule 11.02      Lending Offices; Addresses for Notices


 EXHIBITS

  Exhibit A      Form of Notice of Borrowing
  Exhibit B      Form of Notice of Conversion/Continuation
  Exhibit C      Form of Compliance Certificate
  Exhibit D      Form of Legal Opinion of Borrower's Counsel
  Exhibit E      Form of Assignment and Acceptance
  Exhibit F-1    Form of Facility A Revolving Loan Note
  Exhibit F-2    Form of Facility B Term Loan Note
  Exhibit F-3    Form of Facility B Revolving Loan Note
  Exhibit F-4    Form of Facility B Takeout Loan Note
  Exhibit G      Form of Subsidiary Guaranty
  Exhibit H      Form of Commercial Letter of Credit
  Exhibit I      Form of Standby Letter of Credit
  Exhibit J      Alternate Form of Standby Letter of Credit
  Exhibit K      Maximum Amount Certificate

                                CREDIT AGREEMENT


  This CREDIT AGREEMENT is entered into as of_________, 1994, among FERRELLGAS, L.P., a Delaware limited partnership (the "Borrower"), STRATTON INSURANCE COMPANY, INC., a Vermont corporation and a Wholly-Owned Subsidiary of the Borrower ("Stratton"), FERRELLGAS, INC., a Delaware corporation and the sole general partner of the Borrower (the "General Partner"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BofA"), as agent for the Banks (in such capacity, the "Agent").

  WHEREAS, the Banks have agreed to make available to the Borrower and Stratton certain revolving and term loan credit facilities with a letter of credit subfacility on the terms and subject to the conditions set forth in this Agreement;

  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

  1.01 Certain Defined Terms. The following terms have the following meanings:

            "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

            "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in
     (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person, to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

            "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Agent" has the meaning specified in the introductory clause hereto. References to the "Agent" shall include BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 10.09.

            "Agent-Related Persons" means BofA and any successor Agent arising under Section 10.09, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

            "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent, or such other address as the Agent may from time to time specify.

            "Agreement" means this Credit Agreement.

            "Applicable Margin" means, for each Type of Loan, effective as of the first day of each fiscal quarter, the percentage per annum (expressed in basis points) set forth below opposite the Level of the Leverage Ratio applicable to such fiscal quarter as set forth herein.

Leverage Ratio    Base Rate Loans  Eurodollar Loans
- ----------------  ---------------  ----------------

     Level 1               0 b.p.         62.5 b.p.
     Level 2               0 b.p.         87.5 b.p.
     Level 3            12.5 b.p.        112.5 b.p.
     Level 4              25 b.p.          125 b.p.

          "Arranger" means BA Securities, Inc., a Wholly-Owned Subsidiary of BankAmerica Corporation. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities.

          "Asset Sale" has the meaning specified in Section 8.02.

          "Assignee" has the meaning specified in subsection 11.08(a).

          "Attorney Costs" means and includes all reasonable and itemized fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Attributable Debt" means, in respect of a sale and leaseback arrangement of any property, as at the time of determination, the present value (calculated using a discount rate equal to the interest rate of the Senior Notes and annual compounding) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended).

          "Available Cash" has the meaning given to such term in the Partnership Agreement, as amended to the date of this Agreement; provided, that (i) Available Cash shall not include any amount of Net Proceeds of Asset Sales until the 270-day period following the consummation of the applicable Asset Sale, (ii) investments, loans and other contributions to a Non-Recourse Subsidiary are to be treated as "cash disbursements" when made for purposes of determining the amount of Available Cash and (iii) cash receipts of a Non-Recourse Subsidiary shall not constitute cash receipts of the Borrower for purposes of determining the amount of Available Cash until cash is actually distributed by such Non-Recourse Subsidiary to the Borrower.

          "Bank" has the meaning specified in the introductory clause hereto. References to the "Banks" shall include BofA and any other Bank designated by the Agent as an Issuing Bank from time to time, including in their respective capacities as Issuing Banks; for purposes of clarification only, to the extent that an Issuing Bank may have any rights or obligations in addition to those of a Bank due to its status as an Issuing Bank, its status as such will be specifically referenced.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. (S)101, et seq.).

          "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the Federal Funds Rate in effect on such day; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change or if no day is so specified, on the day of the announcement.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

          "BofA" has the meaning specified in the introductory clause hereto.

          "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Borrower on the same day by the Banks (or, in the case of Swingline Loans, by BofA) and, for Eurodollar Rate Loans, having the same Interest Period, in either case under Article II.

          "Borrowing Date" means any date on which a Borrowing occurs.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means such a day on which dealings are carried on in the London interbank dollar market.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Capital Interests" means, with respect to any corporation, any and all shares, participations, rights or other equivalent interests in the capital of the corporation, and with respect to any partnership, any and all partnership interests (whether general or limited) and other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

          "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

          "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Banks and the Banks, as collateral for the L/C Obligations or any outstanding Loan, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meaning. The Borrower hereby grants to the Agent, for the benefit of the Agent, the Issuing Banks and the Banks, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at BofA. Such collateral may be invested from time to time in short-term money market instruments and other investments with the consent of the Agent and the Majority Banks (which consent may be given or withheld in their sole and absolute discretion) provided that the Agent, the Issuing Banks and the Banks shall at all times have a first priority perfected security interest in such collateral and the proceeds thereof.

          "Cash Costs" means, with respect to any Acquisition, the total costs thereof to the acquiring Person in such Acquisition, excluding the aggregate amount of Acquired Debt and all financing provided by the selling Person or Persons in connection therewith.

          "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than eighteen months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Bank or with any other domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper or direct obligations of a Person, provided such Person has publicly outstanding debt having the highest short-term rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and provided further that such commercial paper or direct obligation matures within 270 days after the date of acquisition, and (vi) investments in money market funds all of whose assets consist of securities of the types described in the foregoing clauses (i) through (v).

          "Change of Control" means (i) the sale, lease, conveyance or other disposition of all or substantially all of the Borrower's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange
     Act) other than James E. Ferrell, the Related Parties and any Person of which James E. Ferrell and the Related Parties beneficially own in the aggregate 51% or more of the voting Capital Interests (or if such Person is a partnership, 51% or more of the general partner interests), (ii) the liquidation or dissolution of the Borrower or the General Partner, (iii) the occurrence of any transaction, the result of which is that James E. Ferrell and the Related Parties beneficially own in the aggregate, directly or indirectly, less than 51% of the total voting power entitled to vote for the election of directors of the General Partner or less than 20% of the Capital Interests of the Borrower, and (iv) the occurrence of any transaction, the result of which is that the General Partner is no longer the sole general partner of the Borrower.

          "Class" means, with respect to any Loan, whether such Loan is a Facility A Revolving Loan, Swingline Loan, Facility B Term Loan, Facility B Revolving Loan or Facility B Takeout Loan.

          "Closing Date" means the date on which all conditions precedent set forth in Section 5.01 and Section 5.02 are satisfied or waived by all Banks (or, in the case of subsection 5.01(f), waived by the Persons entitled to receive such payments).

          "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

          "Commercial Letters of Credit" means commercial documentary letters of credit issued by an Issuing Bank pursuant to Article III.

          "Commitment Fee Rate" means, as of any date and based upon the Level of the Leverage Ratio on such date, the percent per annum (expressed in basis points) set forth below opposite such Level:

          Leverage Ratio            Commitment Fee Rate
          --------------            -------------------
          Level 1                        27.5 b.p.
          Level 2                        32.5 b.p.
          Level 3                        37.5 b.p.
          Level 4                        37.5 b.p.

          "Commitments" means, as to each Bank, collectively, its Facility A Commitment and its Facility B Commitment.

          "Compliance Certificate" means a certificate signed by a Responsible Officer of the Borrower substantially in the form of Exhibit C, demonstrating compliance with the covenants contained herein, including Sections 7.12, 7.13, 7.16 and 8.12 and the 30 day clean-up period contained in subsection 2.01(a)(ii).

          "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus
     (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale, to the extent such losses were deducted in computing Consolidated Net Income, plus (b) provision for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was deducted in computing Consolidated Net Income, plus (c) Consolidated Interest Expense of such Person for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations), to the extent such expense was deducted in computing Consolidated Net Income, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person for such period, to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, in each case, for such period without duplication on a consolidated basis and determined in accordance with GAAP.

          "Consolidated Interest Expense" means, as of the last day of any fiscal period, on a consolidated basis, the sum of (a) all interest, fees (including Letter of Credit fees), charges and related expenses paid or payable (without duplication) for that fiscal period to the Banks hereunder or to any other lender in connection with borrowed money or the deferred purchase price of assets that are considered "interest expense" under GAAP, plus (b) the portion of rent paid or payable (without duplication) for that fiscal period under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, on a consolidated basis.

          "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly-Owned Subsidiary thereof, (ii) the Net Income of any Person that is a Subsidiary (other than a Wholly-Owned Subsidiary) shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly-Owned Subsidiary thereof, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded except to the extent otherwise includable under clause (i) above and (iv) the cumulative effect of a change in accounting principles shall be excluded.

          "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders or partners of such Person and its consolidated Subsidiaries as of such date, plus

     (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Interests) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, distribution, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation");
     (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Hedging Obligation. The amount of any Contingent Obligation shall, in the case of Guaranty

     Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.04, the Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "Credit Extension" means and includes (a) the making of any Loans hereunder and (b) the Issuance of any Letters of Credit hereunder.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Disqualified Interests" means any Capital Interests which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to December 31, 2000.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "Effective Amount" means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under

     Letters of Credit taking effect on such date. For purposes of Section 2.07, the Effective Amount shall be determined without giving effect to any mandatory prepayments to be made under such Section 2.07.

          "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $200,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is
     (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "Equity Interests" means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or the General Partner from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under
     Section 4062(e) of ERISA; (c) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan subject to Title IV of ERISA; (d) a failure by the Borrower or the General Partner to make required contributions to a Pension Plan or other Plan subject to Section 412 of the Code; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or the General Partner; or (g) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan.

          "Eurodollar Rate" shall mean, for each Interest Period in respect of Eurodollar Rate Loans comprising part of the same Borrowing, an interest rate per annum (rounded, if necessary, upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

     Eurodollar Rate =                   LIBOR
                         ------------------------------------
                         1.00 - Eurodollar Reserve Percentage

     The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Eurodollar Rate Loan" means a Loan that bears interest based on the Eurodollar Rate.

          "Eurodollar Reserve Percentage" shall mean the maximum reserve percentage (expressed as a decimal, rounded, if necessary, upward to the nearest 1/100th of 1%) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period. Without limiting the effect of the foregoing, the Eurodollar Reserve shall include any other reserves required to be maintained by any Bank with respect to (a) any category of liabilities that includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of "Eurodollar Rate" in this Section 1.01 or (b) any category of extensions of credit or other assets that includes Eurodollar Rate Loans.

          "Event of Default" means any of the events or circumstances specified in Section 9.01.

          "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "Existing Fixed Rate Notes" means the Series B and D Fixed Rate Senior Notes due 1996 of the General Partner.

          "Existing Floating Rate Notes" means the Series A and C Floating Rate Senior Notes due 1996 of the General Partner.

          "Existing Indebtedness" means Indebtedness of the Borrower and its Subsidiaries (other than the Obligations) and certain Indebtedness of the General Partner with respect to which the Borrower has assumed the General Partner's repayment obligations, in each case in existence on the Closing Date and as more fully set forth on Schedule 8.05.

          "Existing Letters of Credit" means the letters of credit issued and outstanding on the Closing Date which are described in Schedule 3.03. Each of the Existing Letters of Credit is designated on such schedule as a standby letter of credit or a commercial documentary letter of credit.

          "Existing Senior Notes" means the Existing Fixed Rate Notes and the Existing Floating Rate Notes.

          "Existing Subordinated Debentures" means the General Partner's 11 5/8% Senior Subordinated Debentures due December 15, 2003.

          "Facility A Commitment", as to each Bank, means the amount set forth opposite such Bank's name on Schedule 2.01 hereof under the caption "Facility A Commitment", as the same may be reduced under Section 2.05 or
     2.07 or as a result of one or more assignments under Section 11.08; provided, that the maximum aggregate Facility A Commitment of all Banks shall not exceed $100,000,000 at any time.


          "Facility A Revolving Loan" has the meaning specified in subsection 2.01(a), and may be a Base Rate Loan or a Eurodollar Rate Loan.

          "Facility B Commitment", as to each Bank, means the amount set forth opposite such Bank's name on Schedule 2.01 hereof under the caption "Facility B Commitment - Total", as such amount may be reduced under
     Section 2.05 or 2.07 or as a result of one or more assignments under
     Section 11.08; provided, that the maximum aggregate Facility B Commitment of all Banks shall not exceed $85,000,000 at any time.

          "Facility B Loans" means, collectively, the Facility B Revolving Loans and the Facility B Term Loans and, after the Revolving Termination Date if made in accordance with the terms hereof, the Facility B Takeout Loans.

          "Facility B Maximum Amount" as of any date means the excess, if any, on such date of (x) the sum of (i) the aggregate Cash Costs of all Permitted Acquisitions by the

     Borrower and its Subsidiaries during the period from the Closing Date through the date of calculation plus (ii) the aggregate Growth-Related Capital Expenditures by the Borrower and its Subsidiaries during such period, over (y) the sum of (i) the aggregate Net Proceeds of Asset Sales during the period from the Closing Date to the date that is 270 days prior to the date of calculation plus (ii) the aggregate Net Proceeds of MLP New Unit Sales from the Closing Date through the calculation date.


          "Facility B Revolving Loan" has the meaning specified in subsection 2.01(b), and may be a Base Rate Loan or a Eurodollar Rate Loan.

          "Facility B Revolving Loan Commitment", as to each Bank, means the sum of (i) the amount set forth opposite such Bank's name on Schedule 2.01 hereof under the caption "Facility B Commitment - Revolving Loans" plus
     (ii) from and after the date 45 days after the Closing Date, the excess, if any, of such Bank's Facility B Term Loan Commitment over the amount of its Facility B Term Loan outstanding as of the date 45 days after the Closing Date, as such sum may be reduced under Section 2.05 or 2.07 or as a result of one or more assignments under Section 11.08.


          "Facility B Takeout Loan" has the meaning specified in subsection 2.01(b).


          "Facility B Term Loan" has the meaning specified in subsection
     2.01(b).

          "Facility B Term Loan Commitment", as to each Bank, means the amount set forth opposite such Bank's name on Schedule 2.01 hereof under the caption "Facility B Commitment - Term Loan", as the same may be reduced under Section 2.05 or 2.07 or as a result of one or more assignments under
     Section 11.08.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "Fee Letter" has the meaning specified in subsection 2.10(a).

          "Finance Corp." means Ferrellgas Finance Corp., a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower.

          "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings including, with respect to the Borrower, Swingline Loans, Facility A Revolving Loans and Facility B Revolving Loans) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, as if the same had occurred at the beginning of the applicable reference period. The foregoing calculation of the Fixed Charge Coverage Ratio shall also give pro forma effect to Acquisitions (including all mergers and consolidations), dispositions and discontinuances of businesses or assets that have been made by the referent Person or any of its Subsidiaries during the reference period or subsequent to such reference period and on or prior to the Calculation Date assuming that all such Acquisitions, dispositions and discontinuances of businesses or assets had occurred on the first day of the reference period; provided, however, that with respect to the Borrower, (a) Fixed Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to the Fixed Charges of the Borrower subsequent to the Calculation Date and
     (b) Consolidated Cash Flow generated by an acquired business or asset shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as are in the reference period minus the pro forma expenses that would have been incurred by the Borrower in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by the Borrower in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by the Borrower on a per gallon basis in the operation of the Borrower's business at similarly situated Borrower facilities. If the applicable reference period for any calculation of the Fixed Charge Coverage Ratio with respect to the Borrower shall include a portion prior to the Closing Date, then such Fixed Charge Coverage Ratio shall be calculated based upon the Consolidated Cash Flow and the Fixed Charges of the General Partner for such portion of the reference period prior to the Closing Date and the Consolidated Cash Flow and the Fixed Charges of the Borrower for the remaining portion of the reference period on and after the Closing Date, giving pro forma effect, as described in the two foregoing sentences, to all applicable transactions occurring on the date of this Agreement or otherwise.

          "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discounts, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations permitted hereunder), (b) commissions, discounts and other fees and charges incurred with respect to letters of credit, (c) any interest expense on Indebtedness of another Person that is guaranteed by such Person or secured by a Lien on assets of such Person, and (d) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, determined, in each case, on a consolidated basis and in accordance with GAAP.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Funded Debt" means all Indebtedness of Borrower, excluding all Contingent Obligations of Borrower under or in connection with Letters of Credit outstanding from time to time.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "General Partner" has the meaning specified in the introductory clause hereto.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Growth-Related Capital Expenditures" means, with respect to any Person, all capital expenditures by such Person made to improve or enhance the existing capital assets or to increase the customer base of such Person or to acquire or construct new capital assets (but excluding capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of such Person as such assets existed at the time of such expenditure).

          "Guarantor" means each Person that executes a Guaranty and its successors and assigns, and includes Finance Corp.

          "Guaranty" means a continuing guaranty of the Obligations in favor of the Agent on behalf of the Banks, in form and substance satisfactory to the Agent.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "Honor Date" has the meaning specified in subsection 3.03(c).

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all Hedging Obligations; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through
     (h) above.

          "Indemnified Liabilities" has the meaning specified in Section 11.05.

          "Indemnified Person" has the meaning specified in Section 11.05.

          "Indenture" means the Indenture dated as of ______________, 1994, among the Borrower, Finance Corp. and Norwest Bank Minnesota, National Association, pursuant to which the Senior Notes are to be issued, as it may be amended from time to time.

          "Independent Auditor" has the meaning specified in subsection 7.01(a).

          "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. (S) 24, Seventh), as amended.

          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of a Person's creditors generally or any substantial portion of a Person's creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Payment Date" means, as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the first

     Business Day of each fiscal quarter of the Borrower, provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that is three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date, provided, that if there is no numerically corresponding day in the calendar month during which an Interest Payment Date is to occur, such Interest Payment Date shall occur on the last Business Day of such calendar month.

          "Interest Period" means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation;

     provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (iii) no Interest Period for any Facility A Revolving Loan, Facility B Term Loan or Facility B Revolving Loan shall extend beyond June 30, 1997; and

               (iv) no Interest Period applicable to a Facility B Takeout Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect thereof unless the aggregate principal amount of Facility B Takeout Loans represented by Base Rate Loans, or by Eurodollar Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions.

          "Issuance Date" has the meaning specified in subsection 3.01(a).

          "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

          "Issuing Banks" means BofA and any other Bank designated by the Agent to Issue Letters of Credit, in their respective capacities as issuers of one or more Letters of Credit hereunder, together with any replacement Letter of Credit issuer arising under subsection 10.01(b) or Section 10.09.

          "Joint Venture" means a single-purpose corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Pro Rata Share.

          "L/C Amendment Application" means an application form for amendment of outstanding Standby Letters of Credit or Commercial Letters of Credit as shall at any time be in use at the applicable Issuing Bank, as such Issuing Bank shall request.

          "L/C Application" means an application form for issuances of Standby Letters of Credit or Commercial Letters of Credit as shall at any time be in use at the applicable Issuing Bank, as such Issuing Bank shall request.

          "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Facility A Revolving Loans under subsection 3.03(c).

          "L/C Commitment" means the commitment of the Issuing Banks to Issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the lesser of $50,000,000 and the aggregate Facility A Commitment, as such amount may be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.05; provided that the L/C Commitment is a part of the aggregate Facility A Commitment, rather than a separate, independent commitment.

     "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings, plus (c) all other Obligations of the Borrower and Stratton under or in connection with the L/C-Related Documents, to the extent not included within clauses (a) and (b) hereof.

          "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Banks' standard form reimbursement agreements and other documents for letter of credit issuances.

          "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, on Schedule 11.02, or such other office or offices as such Bank may from time to time notify the Borrower and the Agent.

          "Letters of Credit" means, collectively, Standby Letters of Credit and Commercial Letters of Credit.

          "Level" means, at any time, Level 1, Level 2, Level 3 or Level 4, based on the amount of the Leverage Ratio at such time. For purposes of this Agreement, the following "Levels" of Leverage Ratio (LR) shall apply:

       Level                    Leverage Ratio
      ----------               ---------------
       Level 1                       LR ( 2.0
       Level 2                 2.0 ( LR ( 2.5
       Level 3                 2.5 ( LR ( 3.25
       Level 4                       LR ( 3.25

     The level of the Leverage Ratio for the period from the Closing Date to the end of the fiscal quarter of the Borrower during which the Closing Date occurs shall be equal to Level 3. Any change in the Level of the Leverage Ratio shall be determined by the Agent based upon the financial information required to be contained in the Compliance Certificates delivered by the Borrower to the Agent with respect to each fiscal quarter of the Borrower and shall become effective as of the first day of the fiscal quarter following the fiscal quarter for which such Compliance Certificate was delivered. Upon any failure of the Borrower to deliver a Compliance Certificate for any fiscal quarter prior to 10 days after the date on which such Compliance Certificate is required to be delivered to the Agent, and without limiting the other rights and remedies of the Agent and the Banks hereunder, the Leverage Ratio shall be deemed to be Level 4 as of the first day of the fiscal quarter beginning after the fiscal quarter for which such Compliance Certificate was due.

          "Leverage Ratio" means, with respect to any Person for any period, the ratio of Funded Debt of such Person to Consolidated Cash Flow of such Person. In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to the date on which the calculation of the Leverage Ratio is made (the "Leverage Ratio Calculation Date"), then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, as if the same had occurred at the beginning of the applicable reference period. The foregoing calculation of the Leverage Ratio shall also give pro forma effect to Acquisitions (including all mergers and consolidations), Asset Sales and other dispositions and discontinuances of businesses or assets that have been made by the reference Person or any of its Subsidiaries during the reference period or subsequent to such reference period and on or prior to the Leverage Ratio Calculation Date assuming that all such Acquisitions, Asset Sales and other dispositions and discontinuances of businesses or assets had occurred on the first day of the reference period; provided, however, that with respect to the Borrower and its Subsidiaries, (a) Funded Debt shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the Indebtedness included within such Funded Debt would no longer be an obligation of the Borrower or its Subsidiaries subsequent to the Leverage Ratio Calculation Date and (b) Consolidated Cash Flow generated by an acquired business or asset shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as in the reference period minus the pro forma expenses that would have been incurred by the Borrower and its Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by the Borrower and its Subsidiaries in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by the Borrower and its Subsidiaries on a per gallon basis in the operation of the Borrower's business at similarly situated facilities of the Borrower. If the applicable reference period for any calculation of the Leverage Ratio with respect to the Borrower and its Subsidiaries shall include a portion prior to the Closing Date, then such Leverage Ratio shall be calculated based upon the Consolidated Cash Flow and Funded Debt of the

     Borrower and its Subsidiaries for such portion of the reference period prior to the Closing Date and the Consolidated Cash Flow and the Funded Debt of the Borrower for the remaining portion of the reference period on and after the Closing Date, giving pro forma effect, as described in the two foregoing sentences, to all applicable transactions occurring on the Closing Date or otherwise.

          "LIBOR" means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum notified to the Agent by BofA as the rates of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, a Eurodollar Rate Loan by BofA and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "Loan" means an extension of credit by a Bank to the Borrower under
     Article II or Article III in the form of a Facility A Revolving Loan, L/C Advance, Facility B Term Loan, Facility B Revolving Loan, Facility B Takeout Loan or (in the case of BofA) Swingline Loan.

          "Loan Documents" means this Agreement, any Notes, the Fee Letters, the L/C-Related Documents, the Guaranties and all other documents delivered to the Agent or any Bank in connection herewith.

          "Majority Banks" means at any time Banks then holding 51% or more of the then aggregate unpaid principal amount of the Loans (other than the Swingline Loans), or, if no such principal amount is then outstanding, Banks then having 51% or more of the aggregate Commitments.

          "Margin Stock" means "margin stock" as such term is defined in Regulation U of the FRB.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Subsidiary to perform under any Loan Document or otherwise to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document.

          "Maximum Amount Certificate" means a certificate delivered to the Agent pursuant to subsection 7.02(c).

          "MLP" means Ferrellgas Partners, L.P., a Delaware limited partnership and the sole limited partner of the Borrower.

          "MLP New Units" means any units of limited partner interests of the MLP sold by the MLP other than those registered pursuant to the MLP Registration Statement (including the overallotment provisions thereof).

          "MLP Registration Statement" means the Ferrellgas Partners, L.P., Form S-1 Registration Statement No. 33-53383, as amended from time to time.

          "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (ii) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss), provided, however, that all costs and expenses with respect to the retirement of the Existing Senior Notes and the Existing Subordinated Debentures, including, without limitation, cash premiums, tender offer premiums, consent payments and all fees and expenses in connection therewith, shall be added back to the Net Income of the Borrower, the General Partner or their Subsidiaries to the extent that they were deducted from such Net Income in accordance with GAAP.

          "Net Proceeds from MLP New Unit Sales" means the aggregate amount of all cash proceeds of the sale of any MLP New Units sold after the Closing Date net of the direct costs relating to such sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and taxes paid or payable as a result thereof to the extent such net amount is contributed or invested in the Borrower, other than the issuance of up to 500,000 MLP New Units (as adjusted to reflect distributions of equity and similar transactions) upon the exercise of options to purchase such units granted to employees of the General Partner from time to time pursuant to an option plan.

          "Net Proceeds of Asset Sale" means the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale.

          "Non-Recourse Subsidiary" means any Person that would otherwise be a Subsidiary of the Borrower but is designated as a Non-Recourse Subsidiary in a resolution of the Board of Directors of the General Partner, so long as each of the following remains true: (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Person (i) is a Contingent Obligation of the Borrower or any of its Subsidiaries, (ii) is recourse or obligates the Borrower or any of its Subsidiaries in any way or
     (iii) subjects any property or asset of the Borrower or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to satisfaction thereof, (b) neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding or is subject to an obligation of any kind, written or oral, with such Person other than on terms no less favorable to the Borrower and its Subsidiaries than those that might be obtained at the time from persons who are not Affiliates of the Borrower, (c) neither the Borrower nor any of its Subsidiaries has any obligation with respect to such Person (i) to subscribe for additional shares of capital stock, Capital Interests or other Equity Interests therein or (ii) maintain or preserve such Person's financial condition or to cause such Person to achieve certain levels of operating or other financial results, (d) such Person has no more than $1,000 of assets at the time of such designation, (e) such Person is in compliance with the restrictions applicable to Affiliates of the MLP under Section 8.21 hereof and (f) such Person takes steps designed to assure that neither the Borrower nor any of its Subsidiaries will be liable for any portion of the Indebtedness or other obligations of such Person, including maintenance of a corporate or limited partnership structure and observance of applicable formalities such as regular meetings and maintenance of minutes, a substantial and meaningful capitalization and the use of a corporate or partnership name, trade name or trademark not misleadingly similar to those of the Borrower.

          "Note" means a promissory note executed by the Borrower in favor of a Bank pursuant to subsection 2.02(b), in substantially the form of Exhibit F-1, F-2, F-3 or F-4.

          "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

          "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document, owing by the Borrower to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising including, without limitation, all Indebtedness of the Borrower to the Banks for the payment of principal of and interest on all outstanding Loans and all obligations of the Borrower to the Issuing Banks for reimbursement of drawings under Letters of Credit from time to time.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and, for any general or limited partnership, the partnership agreement of such partnership and all amendments thereto and any agreements otherwise relating to the rights of the partners thereof.

          "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "Participant" has the meaning specified in subsection 11.08(d).

          "Partners' Equity" means the partners' equity as shown on a balance sheet prepared in accordance with GAAP for any partnership.

          "Partnership Agreement" shall mean the Agreement of Limited Partnership of the Borrower dated ________, 1994, as amended from time to time.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower or the General Partner sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Acquisitions" means Acquisitions by the Borrower and its Subsidiaries which comply with the provisions of Section 8.04.

          "Permitted Investments" means (a) any Investments in Cash Equivalents;
     (b) any Investments in the Borrower or in a Wholly-Owned Subsidiary of the Borrower that is a Guarantor; (c) Investments by the Borrower or any Subsidiary of the Borrower in a Person, if as a result of such Investment
     (i) such Person becomes a Wholly-Owned Subsidiary of the Borrower and a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Wholly-Owned Subsidiary of the Borrower that is a Guarantor; and (d) other Investments in Non-Recourse Subsidiaries of the Borrower that do not exceed $30 million in the aggregate.

          "Permitted Liens" has the meaning specified in Section 8.01.

          "Permitted Refinancing Indebtedness" means any Indebtedness of the Borrower or any Subsidiary of the Borrower issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness under the Senior Notes) or the Indebtedness represented by the then outstanding Existing Subordinated Debentures; provided that (a) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (the "Prior Indebtedness") (plus the amount of reasonable expenses incurred in connection therewith), and the effective interest rate per annum on such Indebtedness does not or is not likely to exceed the effective interest rate per annum of the Prior Indebtedness, as determined by the

     Agent in its sole discretion; (b) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Prior Indebtedness; (c) such Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Banks as those, if any, contained in the documentation governing the Prior Indebtedness; and (d) such Indebtedness (other than Indebtedness incurred to extend, refinance, renew, replace, defease or refund the Existing Subordinated Debentures) is incurred by the Borrower or the Subsidiary who is the obligor on the Prior Indebtedness.

          "Permitted Senior Debt" means, with respect to any Person, (i) any Acquired Debt of such Person, (ii) any Indebtedness incurred by such Person, the proceeds of which are applied solely to finance Growth-Related Capital Expenditures and (iii) any Indebtedness incurred by such Person, the proceeds of which are used solely for working capital purposes.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, Joint Venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower or the General Partner makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Pro Rata Share" means, as to any Bank at any time, the percentage set forth on Schedule 2.01 hereto as its "Pro Rata Share", as such amount may be adjusted by assignments under Section 11.08.

          "Registration Statements" means, collectively, the MLP Registration Statement and the Senior Note Registration Statement.

          "Related Party" means (i) the spouse or any lineal descendant of James
     E. Ferrell, (ii) any trust for his benefit or for the benefit of his spouse or any such lineal descendants or (iii) any corporation, partnership or other entity in which James E. Ferrell and/or such other Persons referred to in the foregoing clauses (i) and (ii) are the direct record and beneficial owners of all of the voting and nonvoting Equity Interests.

          "Reorganization" has the meaning specified in subsection 5.01(l).

          "Reportable Event" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer or the president of the General Partner or any other officer having substantially the same authority and responsibility to act for the General Partner on behalf of the Borrower; or, with respect to actions taken or to be taken under Articles II and III and compliance with financial covenants, the chief financial officer or the treasurer of the General Partner or any other officer having substantially the same authority and responsibility to act for the General Partner on behalf of the Borrower or any other employee of the General Partner designated in a certificate of a Responsible Officer to have authority in such matters.

          "Revolving Commitment" means, as to each Bank, collectively, its Facility A Commitment and its Facility B Revolving Loan Commitment.

          "Revolving Termination Date" means the earlier to occur of:

               (a)  June 30, 1997; and

               (b) the date on which the Facility A Commitment and the Facility B Revolving Loan Commitment terminate in accordance with the provisions of this Agreement.

          "Risk Participation Percentage" means, as of any date and based upon the Level of the Leverage Ratio on such date, the percent per annum (expressed in basis points) set forth below opposite such Level:

          Leverage Ratio            Risk Participation Percentage
          --------------            -----------------------------
             Level 1                             50 b.p.
             Level 2                             75 b.p.
             Level 3                            100 b.p.
             Level 4                          112.5 b.p.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Senior Debt" means, without duplication, (i) the Obligations, (ii) all other Indebtedness of the Borrower or

     Finance Corp., unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Obligations and (iii) all Indebtedness of Subsidiaries of the Borrower, other than Finance Corp.

          "Senior Note Registration Statement" means the Ferrellgas, L.P., and Ferrellgas Finance Corp. Form S-1 Registration Statement No. 33-53379, as amended from time to time.

          "Senior Notes" means the ____% Senior Notes due 2001, as amended or supplemented from time to time, offered and sold by the Borrower and Finance Corp., as issuers, pursuant to the Senior Note Registration Statement and the Indenture.

          "Significant Subsidiary" means any Subsidiary of the Borrower that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

          "Solvent" shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person's ability to pay as such debts and liabilities mature and (c) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute an unreasonably small capital.

          "Standby Letters of Credit" means standby letters of credit Issued by an Issuing Bank pursuant to Article III.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or, in the case of a limited partnership, more than 50% of either the general partners' Capital Interests or the limited partners' Capital Interests) is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof. Notwithstanding the foregoing, any Subsidiary of the Borrower that is designated a Non-Recourse Subsidiary pursuant to the definition thereof shall, for so long as all of the statements in the definition thereof remain true, not be deemed a Subsidiary of the Borrower.

         "Subsidiary Note Guarantee" means each guarantee of the Senior Notes made pursuant to the Indenture.

          "Surety Instruments" means all letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swingline Loan" has the meaning specified in Section 2.15.

          "Tax Audit" means the adjustments and disallowances proposed by the IRS relating to its audit of the General Partner's 1986 and 1987 consolidated income tax returns.

          "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

          "Type" means, with respect to any Loan, whether such Loan is a Base Rate Loan or a Eurodollar Rate Loan.

          "UCP" has the meaning specified in Section 3.09.

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness; provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

          "Wholly-Owned Subsidiary" means a Subsidiary of which all of the outstanding Capital Interests or other ownership interests (other than directors' qualifying shares) or, in the case of a limited partnership, all of the partners' Capital Interests (other than up to a 1% general partner interest), is owned, beneficially and of record, by the Borrower, a Wholly-Owned Subsidiary of the Borrower or both.

     1.02  Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (g) Unless otherwise expressly provided herein, financial calculations applicable to the Borrower shall be made on a consolidated basis.

          (h) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

     1.03  Accounting Principles.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Section 7.12 would then be calculated in a different manner or with different components, (i) the Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (ii) the Borrower shall be deemed to be in compliance with the covenants contained in Section 7.12 during the 90-day period following any such change in GAAP if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.


                                   ARTICLE II

                                  THE CREDITS

     2.01  Amounts and Terms of Commitments.

     (a) Facility A Revolving Loans, Swingline Loans and Letters of Credit.

               (i) Each Bank severally agrees, on the terms and subject to the conditions set forth herein, to make loans to the Borrower (each such loan, a "Facility A Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate principal amount not to exceed at any time outstanding such Bank's Facility A Commitment as in effect from time to time; provided, however, that, after giving effect to any Borrowing of Facility A Revolving Loans, the sum of the Effective Amount of all outstanding Facility A Revolving Loans plus the Effective Amount of all L/C Obligations plus the Effective Amount of all Swingline Loans shall not at any time exceed the combined Facility A Commitments, and the Effective Amount of the Facility A Revolving Loans of any Bank plus the participation of such Bank in the Effective Amount of all L/C Obligations plus such Bank's Pro Rata Share of the Effective Amount of all outstanding Swingline Loans shall not at any time exceed such Bank's Facility A Commitment.


               (ii) Within the limits of each Bank's Facility A Commitment and on the other terms and subject to the other conditions hereof, the Borrower may borrow under this subsection 2.01(a), prepay under Section 2.06 and reborrow under this subsection 2.01(a); provided, that the Borrower shall cause the aggregate outstanding principal amount of Facility A Revolving Loans and Swingline Loans not to exceed $25,000,000 for at least one period of 30 consecutive days during each fiscal year of Borrower, commencing with its fiscal year beginning August 1, 1994.

               (iii) As a subfacility of the Banks' Facility A Commitments, the Borrower and Stratton may request the Issuing Banks to Issue Letters of Credit from time to time pursuant to Article III.

               (iv) In addition, the Borrower may request BofA to make Swingline Loans to the Borrower from time to time pursuant to Section 2.15.

     (b) Facility B Term Loans, Revolving Loans and Takeout Loans.

          (i) Tranche I - Facility B Term Loans. Each Bank severally agrees, on the terms and subject to the conditions set forth herein, to make a single loan to the Borrower (each such loan, a "Facility B Term Loan") on the Closing Date in a principal amount not to exceed such Bank's Facility B Term Loan Commitment. Amounts borrowed as Facility B Term Loans which are repaid or prepaid by the Borrower may not be reborrowed.

          (ii) Tranche II - Facility B Revolving Loans. Each Bank severally agrees, on the terms and subject to the conditions set forth herein, to make loans to the Borrower (each such loan, a "Facility B Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate principal amount not to exceed at any time outstanding the lesser of (x) such Bank's Facility B Revolving Loan Commitment as in effect at such time, and (y) such Bank's Pro Rata Share of the Facility B Maximum Amount as in effect at such time; provided, however, that, after giving effect to any Borrowing of Facility B Revolving Loans, the

Effective Amount of all outstanding Facility B Revolving Loans shall not at any time exceed the lesser of (a) the aggregate Facility B Revolving Loan Commitments, and (b) the Facility B Maximum Amount, and the Effective Amount of all outstanding Facility B Revolving Loans of any Bank shall not at any time exceed the lesser of (A) such Bank's Facility B Revolving Loan Commitment, and
(B) such Bank's Pro Rata Share of the Facility B Maximum Amount then in effect. Within the limits of each Bank's Facility B Revolving Loan Commitment, and on the other terms and subject to the other terms and conditions hereof, the Borrower may borrow under this subsection 2.01(b)(ii), prepay under Section 2.06 and reborrow under this subsection 2.01(b)(ii).

          (iii) Facility B Takeout Loan. Each Bank severally agrees, on the terms and subject to the conditions set forth herein, to make a single loan to the Borrower (each such loan, a "Facility B Takeout Loan") on the Revolving Termination Date in an aggregate amount not to exceed the lesser of (x) the aggregate outstanding Effective Amount of such Bank's Facility B Loans on the Revolving Termination Date and (y) such Bank's Facility B Commitment. Amounts borrowed as Facility B Takeout Loans which are repaid or prepaid by the Borrower may not be reborrowed.

     2.02 Loan Accounts. (a) The Loans made by each Bank and the Letters of Credit Issued by the Issuing Banks shall be evidenced by one or more accounts or records maintained by such Bank or Issuing Bank, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, the Issuing Banks and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Borrower and the Letters of Credit Issued for the account of the Borrower, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

          (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Bank is irrevocably authorized by the Borrower to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to such Bank.

     2.03 Procedure for Borrowing. (a) Each Borrowing of Loans shall be made upon the Borrower's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:00 a.m. San Francisco time (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Rate Loans, and (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                    (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $3,000,000 or any multiple of $1,000,000 in excess thereof for Eurodollar Loans, or $1,000,000 or any multiple of $100,000 in excess thereof for Base Rate Loans;

                    (B) the requested Borrowing Date, which shall be a Business Day;

                    (C) the Type and Class of Loans comprising the Borrowing;
          and

                    (D) the duration of the Interest Period applicable to any Eurodollar Rate Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Eurodollar Rate Loans, such Interest Period shall be one month.

          (b) The Agent will promptly notify each Bank of the Agent's receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

          (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Borrower at the Agent's Payment Office by 11:00 a.m. San Francisco time on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Borrower by the Agent at such office by crediting the account of the Borrower on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

          (d) After giving effect to any Borrowing, there may not be more than ten different Interest Periods in effect with respect to Eurodollar Rate Loans.

     2.04 Conversion and Continuation Elections. (a) The Borrower may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

               (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of the other Type; or

               (ii) elect as of the last day of the applicable Interest Period, to continue as Eurodollar Rate Loans any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $3,000,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.

          (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:00 a.m. San Francisco time at least
(i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans; and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                    (A)  the proposed Conversion/Continuation Date;

                    (B) the aggregate amount and Class of Loans to be converted or renewed;

                    (C) the Type of Loans resulting from the proposed conversion or continuation; and

                    (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Borrower has failed to select a new Interest Period within the time period specified in subsection 2.04(b) to be applicable to such Eurodollar Rate Loans, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

          (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no notice is provided by the Borrower within the time period specified in subsection 2.04(b), the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

          (e) Unless the Majority Banks otherwise agree, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as a Eurodollar Rate Loan.

          (f) After giving effect to any conversion or continuation of Loans, there may not be more than ten different Interest Periods in effect.

     2.05  Voluntary Termination or Reduction of Commitments.


          (a) The Borrower may, not later than 11:00 a.m. San Francisco time at least three Business Days prior to its effective date by notice to the Agent, terminate or permanently reduce the Facility A Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $5,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (i) the Effective Amount of all Facility A Revolving Loans, Swingline Loans and L/C Obligations together would exceed the amount of the combined Facility A Commitments then in effect, or (ii) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment.

          (b) The Borrower may, not later than 11:00 a.m. San Francisco time at least three Business Days prior to its effective date by notice to the Agent, terminate or permanently reduce the Facility B Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $5,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the Effective Amount of all Facility B Term Loans and all Facility B Revolving Loans together would exceed the amount of the combined Facility B Commitments then in effect.

          (c) Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Facility A Commitments or the Facility B Commitments shall be applied to each Bank according to its Pro Rata Share.

     2.06 Optional Prepayments. (a) Subject to Section 4.04, the Borrower may, at any time or from time to time, not later than 10:00 a.m. San Francisco time at least three (3) Business Days prior to its effective date by irrevocable notice to the Agent, in the case of Eurodollar Rate Loans, and not later than

10:00 a.m. San Francisco time at least one (1) Business Day prior to its effective date by irrevocable notice to the Agent, in the case of Base Rate Loans, ratably prepay Loans in whole or in part, in minimum amounts of $3,000,000 or any multiple of $1,000,000 in excess thereof, for Eurodollar Rate Loans, and in minimum amounts of $1,000,000 or any multiple of $100,000 in excess thereof, for Base Rate Loans.

          (b) Any such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) and, with respect to voluntary prepayments occurring on or prior to the Revolving Termination Date, the Class(es), of Loans to be prepaid. Prepayments of Base Rate Loans of any Class may be made hereunder on any Business Day. Prepayments of Eurodollar Rate Loans of any Class may be made hereunder only on the last day of any applicable Interest Period; provided, that prepayments of Eurodollar Rate Loans may be made on a day other than the last day of the applicable Interest Period only with payment by the Borrower of the aggregate amount of any associated funding losses of any affected Banks pursuant to Section 4.04. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment.

          (c) If any such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together, in the case of a Eurodollar Rate Loan, with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04. Optional prepayments occurring after the Revolving Termination Date shall be applied to the Facility B Takeout Loan in inverse order of maturity.

     2.07 Mandatory Prepayments of Loans; Mandatory Commitment Reductions. (a) If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Borrower shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the aggregate maximum amount then available to be drawn under the Letters of Credit over the L/C Commitment. Subject to Section 4.04, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Swingline Loans and Facility A Revolving Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the combined Facility A Commitments, the Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Swingline Loans, Facility A Revolving Loans and any L/C Advances by an aggregate amount equal to the applicable excess.

          (b) Subject to Section 4.04, if on any date on or prior to the Revolving Termination Date the Effective Amount of the Facility B Revolving Loans exceeds the lesser of (i) the aggregate Facility B Revolving Loan Commitment, and (ii) the

Facility B Maximum Amount then in effect, then the Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Facility B Revolving Loans in an aggregate amount equal to such excess. If on any date after the Revolving Termination Date, the Effective Amount of Facility B Takeout Loans exceeds the Facility B Maximum Amount, then the Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Facility B Takeout Loans in an aggregate amount equal to such excess, in the inverse order of maturity.

          (c) If on any date, (x) the sum of (i) aggregate Net Proceeds from MLP New Unit Sales from the Closing Date through such date plus (ii) aggregate Net Proceeds of Asset Sales during the period from the Closing Date through the date that is 270 days prior to such date, exceeds (y) the aggregate Cash Costs of Permitted Acquisitions during the period from the Closing Date through such date plus aggregate Growth-Related Capital Expenditures of the Borrower and its Subsidiaries during such period (any such excess being referred to herein as a "Downsize Amount"), then (A) if such date is on or prior to the Revolving Termination Date and after giving effect to any mandatory Cash Collateralization or prepayment of outstanding Facility B Revolving Loans under subsection 2.07(b) above, the Borrower shall immediately, and without notice or demand, prepay the Obligations in an aggregate amount equal to the Downsize Amount as follows: first, Facility B Term Loans, second, Swingline Loans, third, Facility A Revolving Loans, and fourth, L/C Obligations; and (B) if such date is after the Revolving Termination Date, the Borrower shall immediately, and without notice or demand, prepay payments due under the Facility B Takeout Loan in an aggregate amount equal to the Downsize Amount, in the inverse order of maturity.

          (d) In the event that prior to the Revolving Termination Date any portion of the Downsize Amount remains after the Facility B Maximum Amount has been reduced to zero, the Facility A Commitment shall be automatically reduced by an aggregate amount equal to such remaining portion of the Downsize Amount.

          (e) The Borrower shall immediately, and without notice or demand, prepay the Obligations in full, including, without limitation, the aggregate principal amount of all outstanding Loans, all accrued and unpaid interest thereon and all amounts payable under Section 4.04 hereof, and all of the Commitments shall be automatically reduced to zero, in each case on the 30th day after any Change in Control shall have occurred and be continuing.

          (f) If and to the extent that the Facility A Commitment and the Facility B Revolving Commitment are not equal to zero on the Revolving Termination Date, each such amount shall be automatically reduced to zero on the Revolving Termination Date.

     2.08  Repayment.

          (a) Facility A Revolving Loans and Swingline Loans. The Borrower shall repay to the Banks in full on the Revolving Termination Date the aggregate principal amount of Facility A Revolving Loans outstanding on such date together with all accrued and unpaid interest thereon. The Borrower shall repay to BofA in full on the Revolving Termination Date the aggregate principal amount of Swingline Loans outstanding on such date, together with all accrued and unpaid interest thereon.

          (b) Facility B Term Loans and Facility B Revolving Loans. Subject to the provisions of subsection 2.08(c), the Borrower shall repay in full on the Revolving Termination Date the aggregate principal amount of Facility B Term Loans and Facility B Revolving Loans outstanding on such date together with all accrued and unpaid interest thereon.


          (c) Facility B Takeout Loans. At the Borrower's option, to be exercised by the giving of an appropriate Notice of Borrowing to the Agent in the manner set forth herein and subject to the conditions set forth in subsection 2.01(b)(iii), the Borrower may request the Banks to make Facility B Takeout Loans to the Borrower on the Revolving Termination Date in repayment of up to all of the aggregate principal amount of Facility B Term Loans and Facility B Revolving Loans outstanding on such date. If and to the extent that the Borrower shall have borrowed the Facility B Takeout Loan on the terms and subject to the conditions set forth herein, the Borrower shall repay the aggregate principal amount of the Facility B Takeout Loan in twelve (12) equal quarterly installments commencing on September 30, 1997, and continuing on the last day of every third calendar month thereafter through June 30, 2000; provided, that all outstanding principal and accrued and unpaid interest on the Facility B Takeout Loans shall be repaid in full on or prior to June 30, 2000.


     2.09 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Eurodollar Rate (other than with respect to Swingline Loans) or the Base Rate, as the case may be (and subject to the Borrower's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.

          (b) Interest on each Loan shall be paid in arrears on each applicable Interest Payment Date. Interest in all cases shall also be paid on the date of any prepayment of Loans under subsection 2.07(e) and interest on Eurodollar Rate Loans shall also be paid on the date of prepayment of Loans in all other circumstances under Section 2.06 or 2.07, in each case for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

          (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, including, without limitation, all letter of credit and commitment fees provided herein, at a rate per annum equal to the Base Rate plus the Applicable Margin plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Eurodollar Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus 2%.

          (d) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Borrower shall pay such Bank interest at the highest rate permitted by applicable law.

     2.10  Fees.  In addition to certain fees described in Section 3.08:

          (a) Arrangement, Agency Fees. The Borrower shall pay an arrangement fee to the Arranger for the Arranger's own account, and shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement

("Fee Letter") between the Borrower and the Arranger and Agent dated May 11,
1994.

          (b) Commitment Fees. The Borrower shall pay to the Agent for the account of each Bank a commitment fee with respect to such Bank's Facility A Commitment equal to the Commitment Fee Rate per annum times the daily average amount by which such Bank's Facility A Commitment exceeded the sum of the aggregate Effective Amount of its Facility A Revolving Loans plus its Pro Rata Share of the Effective Amount of L/C Obligations (other than with respect to Commercial Letters of Credit). The Borrower shall pay to the Agent for the account of each Bank a commitment fee with respect to such Bank's Facility B Commitment, equal to the Commitment Fee rate per annum times the daily average amount by which such Bank's Facility B Revolving Commitment exceeded the aggregate Effective Amount of its Facility B Revolving Loans. Such commitment fees shall accrue from the date of this Agreement to the Revolving Termination Date and shall be due and payable quarterly in arrears on the first Business Day of each fiscal quarter following the quarter for which payment is to be made, commencing on August 1, 1994 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with the full termination of Commitments under Section 2.05 or Section 2.07, the accrued commitment fees calculated for the period ending on such date shall also be paid on the date of such termination. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

     2.11 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error.

     2.12 Payments by the Borrower. (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 10:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c) Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

     2.13 Payments by the Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

          (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

     2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

     2.15  Discretionary Swingline Loans.

          (a) From time to time, subject to the conditions set forth below, at the request of the Borrower, made through the Agent as set forth below, BofA in its sole and absolute discretion may make short-term loans to the Borrower not to exceed in the aggregate at any one time outstanding the principal sum of $10,000,000, to be used by the Borrower to cover overdrafts, for cash management purposes, or for other general working capital needs of the Borrower (each, a "Swingline Loan"). The availability of Swingline Loans is conditioned on the satisfaction of each of the following conditions: (i) it shall be in the sole and absolute discretion of BofA, on each occasion that a Swingline Loan is requested, whether to make such Swingline Loan; (ii) each Swingline Loan shall bear interest from the time made until the time repaid, or until the time, if any, that such Swingline Loan is converted into a Base Rate Loan as provided below, at the rate(s) from time to time applicable to Base Rate Loans hereunder;
(iii) at the time of making of any Swingline Loan, the aggregate Effective Amount of all Swingline Loans, together with the aggregate Effective Amount of all Facility A Revolving Loans and the Effective Amount of all L/C Obligations, without duplication, shall not exceed the aggregate Facility A Commitment; (iv) each Swingline Loan, when made, all interest accrued thereon, and all reimbursable costs and expenses incurred or payable in connection therewith, shall constitute an

Obligation of Borrower hereunder; and (v) each request for a Swingline Loan from BofA pursuant to this Section 2.15 shall be made by the Borrower to the Agent, shall be funded by BofA through the Agent, and shall be repaid by the Borrower through the Agent (in order that the Agent may keep an accurate record of the outstanding balance at any time of Swingline Loans so as to monitor compliance with the terms and provisions hereof), and each such request shall be in writing unless the Agent in its sole discretion accepts an oral or telephonic request. Each Swingline Loan shall be made upon the Borrower's irrevocable written notice delivered to the Agent substantially in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 1:00 p.m. (San Francisco time) on the requested date of such Swingline Loan, specifying:

                    (i) the amount of the Swingline Loan, which shall be in a minimum amount of $250,000 or any multiple of $100,000 in excess thereof; and

                    (ii) the requested date of such Swingline Loan, which shall be a Business Day;

          (b) If any Swingline Loan made pursuant to this Section 2.15, and in compliance with the conditions set forth in the immediately preceding paragraph of this Section 2.15, is not repaid by the Borrower on or before the seventh calendar day following the day that it was funded by BofA, BofA shall have the right in BofA's sole and absolute discretion, by giving notice to the Borrower and the Banks, to cause such Swingline Loan automatically upon the giving of such notice to be converted into a Facility A Revolving Loan which is a Base Rate Loan, and upon receipt of such notice each Bank shall fund to the Agent, for the account of BofA, such Bank's ratable share of such Facility A Revolving Loan, based on such Bank's Pro Rata Share; provided, that if any Insolvency Proceeding has been commenced with respect to the Borrower on or prior to the date on which such Swingline Loan is due, and in lieu of funding its Pro Rata Share of a Facility A Revolving Loan, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from BofA a participation in such Swingline Loan equal to the product of such Bank's Pro Rata Share times the amount of such Swingline Loan.

          (c) Each Bank's obligation in accordance with this Agreement to make Facility A Revolving Loans upon the failure of a Swingline Loan to be repaid in full when due, or to purchase participations in such Swingline Loans, shall, in each case, be absolute and unconditional and without recourse to BofA and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against BofA, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or

(iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.


                                  ARTICLE III

                             THE LETTERS OF CREDIT

     3.01 The Letter of Credit Subfacility. (a) On the terms and subject to the conditions set forth herein and as a subfacility of the Facility A Commitment, (i) the Issuing Banks agree, from time to time on any Business Day during the period from the Closing Date to the date that is 30 days prior to the Revolving Termination Date to issue Letters of Credit for the account of the Borrower and Stratton and to amend or renew Letters of Credit previously issued by them, in each case in accordance with subsections 3.02(c) and 3.02(d); and
(ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Borrower and Stratton; provided, that the Issuing Banks shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if, as of the date of Issuance of such Letter of Credit (the "Issuance Date"), (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Facility A Revolving Loans plus the Effective Amount of all Swingline Loans exceeds the combined Facility A Commitments, or (2) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the ability of the Borrower and Stratton to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower and Stratton may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

          (b) No Issuing Bank is under any obligation to Issue any Letter of Credit if:

               (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

          (ii) such Issuing Bank has received written notice from any Bank, the Agent, the Borrower or Stratton, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

               (iii) the expiry date of any requested Letter of Credit is (A) with respect to Commercial Letters of Credit supporting the purchase of inventory by the Borrower, more than (1) 180 days after the date of Issuance or (2) 30 days prior to the Revolving Termination Date, unless the Majority Banks have approved such expiry date in writing, or (B) with respect to any other Letter of Credit, 30 days prior to the Revolving Termination Date, unless all of the Banks have approved such expiry date in writing;

               (iv) the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

               (v) any requested Letter of Credit does not provide for drafts (unless there is a demand for payment in the documentation required to be delivered in connection with any drawing), or is not otherwise in form and substance acceptable to such Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of such Issuing Bank;

               (vi) any Standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person other than with respect to any Existing Letter of Credit so designated in
     Schedule 3.03; or

               (vii) such Letter of Credit is to be used for a purpose other than working capital or any permitted use of the proceeds of Facility B Revolving Loans as set forth in Section 7.11.

     3.02 Issuance, Amendment and Renewal of Letters of Credit. (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Borrower and, if Stratton is the applicant, Stratton, received by the Issuing Bank (with a copy sent by the Borrower or Stratton to the Agent) prior to 10:00 a.m. (San Francisco time) on the proposed date of Issuance for Letters of Credit in the form of Exhibit H, I or J hereto and at least four days prior to the proposed date of Issuance for other forms of Letters of Credit. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed by telephone, in the form of an L/C Application, and shall specify in form and detail satisfactory to the applicable Issuing Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit;

(iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require.

          (b) Prior to the Issuance of any Letter of Credit, the applicable Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Borrower and, if Stratton is the applicant, from Stratton and, if not, such Issuing Bank will provide the Agent with a copy thereof. Unless such Issuing Bank has received notice on or before 10:00 a.m. (San Francisco time) on the date such Issuing Bank is to issue a requested Letter of Credit from the Agent (A) directing such Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.01(a) as a result of the limitations set forth in clauses (1) or (2) thereof or subsection 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit in accordance with such Issuing Bank's usual and customary business practices.

          (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, any Issuing Bank will, upon the written request of the Borrower and, if Stratton is the applicant, Stratton, received by such Issuing Bank (with a copy sent by the Borrower or Stratton to the Agent) at least four days (or such shorter time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed by telephone, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to such Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuing Bank may require. The applicable Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit. The Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

          (d) The Issuing Banks and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the Borrower and Stratton and upon the written request of the Borrower and, if Stratton is the applicant, Stratton, received by the applicable Issuing Bank (with a copy sent by the Borrower or Stratton to the Agent) at least four days (or such shorter time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, such Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed by telephone, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to such Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as such Issuing Bank may require. The applicable Issuing Bank shall be under no obligation so to renew any Letter of Credit if: (A) such Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the applicable Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal such Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.02(d) upon the request of either or both of the Borrower and Stratton, as applicable, but such Issuing Bank shall not have received any L/C Amendment Application with respect to such renewal or other written direction by either or both of the Borrower and Stratton, as applicable, with respect thereto, such Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Borrower and Stratton and the Banks hereby authorize such renewal, and, accordingly, such Issuing Bank shall be deemed to have received an L/C Amendment Application from either or both of the Borrower and Stratton, as applicable, requesting such renewal.

          (e) The Issuing Banks may, at their election (or as required by the Agent at the direction of the Majority Banks), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

          (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

          (g) The Issuing Banks will also deliver to the Agent, concurrently or promptly following delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.


     3.03 Existing Letters of Credit; Risk Participations, Drawings and Reimbursements. (a) On and after the Closing Date, the Existing Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to subsections 3.08(a) and 3.08(c), and reimbursement costs and expenses to the extent provided herein, Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement. Each Existing Letter of Credit designated as a "standby letter of credit" on Schedule 3.03 shall be deemed to be a Standby Letter of Credit, and each Existing Letter of Credit designated as a "commercial documentary letter of credit" on Schedule 3.03 shall be deemed to be a Commercial Letter of Credit. Each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Banks on the Closing Date a participation in each such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) such Bank's Pro Rata Share times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of subsection 2.01(a) and subsection 2.10(b), the Existing Letters of Credit shall be deemed to utilize the Pro Rata Share of each Bank.

          (b) Immediately upon the Issuance of each Letter of Credit in addition to those described in subsection 3.03(a), each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of subsection 2.01(a), each Issuance of a Letter of Credit shall be deemed to utilize the Facility A Commitment of each Bank by an amount equal to the amount of such participation.

          (c) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Bank will promptly notify the Borrower and, if Stratton is the applicant, Stratton. The Borrower or Stratton shall reimburse such Issuing Bank prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by such Issuing Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by such Issuing Bank. In the event the Borrower or Stratton fails to reimburse such Issuing Bank of any Letter of Credit for the full amount of any drawing under such Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, such Issuing Bank will promptly notify the Agent and the Agent will promptly notify each Bank thereof, and the Borrower shall be deemed to have requested that Base Rate Loans be made by the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the conditions set forth in Section
5.02 (including, without limitation, the condition that no Insolvency Proceeding shall have been commenced by or against the Borrower or Stratton on the Honor
Date). Any notice given by an Issuing Bank or the Agent pursuant to this subsection 3.03(c) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (d) Each Bank shall upon any notice pursuant to subsection 3.03(c) make available to the Agent for the account of the applicable Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.03(e)) each be deemed to have made a Facility A Revolving Loan consisting of a Base Rate Loan to the Borrower in that amount. If any Bank so notified fails to make available to the Agent for the account of the applicable Issuing Bank the amount of such Bank's Pro Rata Share of the amount of the drawing by no later than 11:00 a.m. (San Francisco time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.

          (e) With respect to any unreimbursed drawing that is not converted into Facility A Revolving Loans consisting of Base Rate Loans to the Borrower in whole or in part, because of the Borrower's failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Borrower and Stratton shall be deemed to have incurred from an Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus 2% per annum, and each Bank's payment to such Issuing Bank pursuant to subsection 3.03(d) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.03.

          (f) Each Bank's obligation in accordance with this Agreement to make the Facility A Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Banks and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against any Issuing Bank, the Borrower, Stratton or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     3.04 Repayment of Participations. (a) Upon (and only upon) receipt by the Agent for the account of an Issuing Bank of immediately available funds from the Borrower or Stratton (i) in reimbursement of any payment made by such Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of such Issuing Bank for such Bank's participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Agent will pay to each Bank, in the same funds as those received by the Agent for the account of such Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and such Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Agent for the account of such Issuing Bank.

          (b) If the Agent or any Issuing Bank is required at any time to return to the Borrower or Stratton, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower or Stratton to the Agent for the account of such Issuing Bank pursuant to subsection 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or such Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Agent or such Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or such Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

     3.05 Role of the Issuing Banks. (a) Each Bank, the Borrower and Stratton agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

          (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of an Issuing Bank shall be liable to any Bank for:
(i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Majority Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

          (c) The Borrower and Stratton hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's or Stratton's pursuing such rights and remedies as either may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrower and Stratton may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Borrower and Stratton, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower and Stratton which the Borrower and Stratton prove were caused by an Issuing Bank's willful misconduct or gross negligence or an Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) an Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     3.06 Obligations Absolute. The obligations of the Borrower and Stratton under this Agreement and any L/C-Related Document to reimburse the Issuing Banks for drawings under Letters of Credit, and to repay any L/C Borrowing and any drawings under Letters of Credit converted into Facility A Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

               (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

               (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower and Stratton in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

               (iii) the existence of any claim, set-off, defense or other right that the Borrower or Stratton may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), an Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

               (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

               (v) any payment by an Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by an Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

               (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower or Stratton in respect of any Letter of Credit; or

               (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, Stratton or a guarantor.

     3.07 Cash Collateral Pledge. Upon (i) the request of the Agent, (A) if an Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in subsection 2.07(a) requiring the Borrower to Cash Collateralize Letters of Credit, then, the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to the L/C Obligations.

     3.08 Letter of Credit Fees. (a) The Borrower and Stratton jointly and severally agree to pay to the Agent for the account of each of the Banks based on their respective Pro Rata Shares a letter of credit fee with respect to the Standby Letters of Credit equal to the Risk Participation Percentage of the average daily maximum amount available to be drawn of the outstanding Standby Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each fiscal quarter based upon Standby Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the first Business Day following each fiscal quarter during which Standby Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date.

          (b) The Borrower and Stratton jointly and severally agree to pay to the applicable Issuing Bank for its sole account a letter of credit fronting fee for each Standby Letter of Credit Issued by such Issuing Bank, equal to 0.15% per annum of the face amount (or increased face amount, as the case may be) of such Standby Letter of Credit. Such Letter of Credit fronting fee shall be due and payable quarterly in arrears on the first Business Day following each fiscal quarter during which such Letter of Credit is outstanding, commencing on the first such quarterly date to occur after the Closing Date.

          (c) The Borrower and Stratton jointly and severally agree to pay to the Issuing Banks from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Banks relating to Standby Letters of Credit and Commercial Letters of Credit as from time to time in effect.

     3.09 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce ("UCP") most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to such Letter of Credit.

     3.10 Acknowledgment of Accommodation; Waiver of Defenses. (a) For the purposes of implementing the provisions of this Article III, the Borrower and Stratton each irrevocably appoints the other as its agent and attorney-in-fact for all purposes, including the giving and receiving of notices and other communications.

          (b) Each of the Borrower and Stratton acknowledges and agrees that the Letter of Credit subfacility provided for herein has been established on a joint and several basis as an accommodation to the Borrower and Stratton and at their request, and that each is benefited thereby.

          (c) The Borrower shall be absolutely and unconditionally liable for the repayment of all L/C Obligations, whether incurred by the Borrower or Stratton, all as if the Borrower was the primary beneficiary of all Letters of Credit.

          (d) Each of the Borrower and Stratton authorizes the Agent and the Banks, without notice or demand and without affecting the liability of either hereunder, from time to time, either before or after the termination of this Agreement, to (i) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the L/C Obligations or any other Obligation or any part thereof including any increase or decrease of the rate of interest thereon; (ii) receive and hold security for the payment of the L/C Obligations or any other Obligation, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (iii) apply such security and direct the order or manner of sale thereof as the Agent in its discretion may determine; and (iv) release Stratton or any other party and hold the Borrower liable for all L/C Obligations or other Obligations or other Obligations of Stratton.

          (e) Each of the Borrower and Stratton waives any right to require the Agent to (i) proceed against the Borrower or Stratton in any particular order or proceed first or concurrently against any other party; (ii) proceed against or exhaust any security held from the Borrower or Stratton or any other party; or
(iii) pursue any other remedy in the Agent's or the Banks' power whatsoever. Each of the Borrower and Stratton waives any defense arising by reason of any disability or other defense, or the cessation from any cause whatsoever of the liability of the Borrower or Stratton or any other party, or any claim that the obligations of one exceed or are more burdensome than those of the other. Each of the Borrower and Stratton waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of its obligations hereunder, and each waives any right to enforce any remedy which the Agent or the Banks now have or may hereafter have against either of them, and waives any benefit of and any right to participate in any security now or hereafter held by the Agent or the Banks. Each of the Borrower and Stratton waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Agreement and of the existence, creation, or incurrence of new or additional indebtedness.

          (f) Each of the Borrower and Stratton warrants and agrees that the waivers and consents set forth in this Section 3.10 are made with full knowledge of their significance and with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which the Borrower or Stratton may have against each other, the Agent, the Banks or others.


                                   ARTICLE IV

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     4.01 Taxes. (a) Any and all payments by the Borrower to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Borrower shall pay all Other Taxes.

          (b) The Borrower agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank or the Agent and any liability (including interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

          (c) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

               (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

               (ii)  the Borrower shall make such deductions and withholdings;

               (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Borrower shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, all additional amounts which the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed.

          (d) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

          (e) If the Borrower is required to pay additional amounts to any Bank or the Agent pursuant to subsection (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

     4.02 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Bank to the Borrower through the Agent, any obligation of that Bank to make Eurodollar Rate Loans shall be suspended until the Bank notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

          (b) If a Bank determines that it is unlawful to maintain any Eurodollar Rate Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Eurodollar Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Rate Loan. If the Borrower is required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Borrower shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

          (c) If the obligation of any Bank to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Eurodollar Rate Loans shall be instead Base Rate Loans.

          (d) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

     4.03 Increased Costs and Reduction of Return. (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Eurodollar Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or
(ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or participating in Letters of Credit, or, in the case of any Issuing Bank, any increase in the cost to such Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

          (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Borrower through the Agent, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     4.04 Funding Losses. The Borrower shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

          (a) the failure of the Borrower to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

          (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

          (c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 2.06;

          (d) the prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period; or

          (e) the automatic conversion under Section 2.04 of any Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Banks under this Section and under subsection 4.03(a), each Eurodollar Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

     4.05 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or that the Eurodollar Rate applicable pursuant to subsection 2.09(a) for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will promptly so notify the Borrower and each Bank. Thereafter, the obligation of the Banks to make or maintain Eurodollar Rate Loans, hereunder shall be suspended until the Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

     4.06  Survival.  The agreements and obligations of the Borrower in this
Article IV shall survive the payment of all other Obligations.

                                   ARTICLE V

                             CONDITIONS PRECEDENT

     5.01 Conditions of Initial Credit Extensions. The obligation of each Bank to make its initial Credit Extension hereunder is subject to the condition that the Agent have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

          (a) Credit Agreement and any Notes. This Agreement and any Notes requested by the Banks, executed by each party thereto;

          (b) Guaranty. A Guaranty in the form of Exhibit G hereto executed by Finance Corp.;

          (c)  Resolutions; Incumbency.

               (i) Copies of partnership authorizations for the Borrower and resolutions of the board of directors of the General Partner, Stratton and Finance Corp. authorizing the transactions contemplated hereby and by the Guaranties, certified as of the Closing Date by the Secretary or an Assistant Secretary of the General Partner, Stratton and Finance Corp.;

               (ii) A certificate of the Secretary or Assistant Secretary of the General Partner certifying the names and true signatures of the officers of the General Partner authorized to execute, deliver and perform, as applicable, on behalf of the Borrower and the General Partner, this Agreement and all other Loan Documents to be delivered by the Borrower and the General Partner hereunder;

               (iii) A certificate of the Secretary or Assistant Secretary of Stratton certifying the names and true signatures of the officers of Stratton authorized to execute, deliver and perform, as applicable, on behalf of Stratton, this Agreement and all other Loan Documents to be delivered by Stratton hereunder;

               (iv) A certificate of the Secretary or Assistant Secretary of Finance Corp. certifying the names and the signatures of the officers of Finance Corp. authorized to execute, deliver and perform, as applicable, the Guaranty and all other Loan Documents required to be delivered by Finance Corp. hereunder;

          (d) Organization Documents; Good Standing. Each of the following documents:

               (i) the articles or certificate of incorporation and the bylaws of the General Partner, Stratton and Finance Corp. and the Certificate of Limited Partnership and the Limited Partnership Agreement of the Borrower, in each case as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the General Partner, Stratton or Finance Corp., as applicable, as of the Closing Date;

               (ii) a good standing and tax good standing certificate for the General Partner, Stratton, Finance Corp. and the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization, as applicable, and each state where the General Partner, Stratton, Finance Corp. or the Borrower conducts significant business as of a recent date, together with bring-down certificates by facsimile, dated the Closing Date;

          (e)  Legal Opinions.

               (i) opinions of Smith, Gill, Fisher & Butts, P.C. and of Andrews & Kurth L.L.P., counsel to the Borrower, the General Partner, Stratton and the Guarantor, addressed to the Agent and the Banks, substantially in the form of Exhibit D;

               (ii) a favorable opinion of Orrick, Herrington & Sutcliffe, special counsel to the Agent;

               (iii) opinions delivered in connection with the Reorganization, upon which the Agent and the Banks may rely;

          (f) Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and the Agent); including any such costs, fees and expenses arising under or referenced in the Fee Letter or otherwise in Sections 2.10 and 11.04;

          (g) Certificate. A certificate signed by a Responsible Officer and an officer of Stratton, dated as of the Closing Date, stating that:

               (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

               (ii) no Default or Event of Default exists or would result from the Credit Extension;

               (iii) there has occurred since April 30, 1994, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

               (iv)  the Reorganization has been consummated.

          (h) Cancellation of Existing Revolving Credit. Evidence that all outstanding obligations and other liabilities of the General Partner under the Amended and Restated Loan Agreement dated as of May 10, 1993 among the General Partner, certain of its subsidiaries, Ferrell Companies, Inc. and One Liberty Oil Company, as guarantors, the banks listed therein and Wells Fargo Bank, National Association, as agent, have been paid in full and the obligations of all parties under each of the documents executed and delivered in connection therewith have been terminated, except for such provisions as shall by their terms survive such termination;

          (i) Due Diligence Review. The Agent, BA Securities and each of the Banks shall have completed their normal and customary due diligence for transactions in the nature contemplated by the Loan Documents, including, without limitation, review of the terms and conditions of each of the Organizational Documents of the Borrower and each of its Affiliates, the Registration Statements, the Indenture and the Senior Notes, and the proposed capital structure of the Borrower and its Affiliates, and such due diligence review shall be satisfactory to each of them in their sole and absolute discretion;

          (j) No Material Change. There shall have been no Material Adverse Effect between April 30, 1994 and the Closing Date, and there shall have been no material adverse change in the financial markets since May 12, 1994;

          (k) Insurance Certificate. A certificate from the Borrower's insurance broker, dated the Closing Date, setting forth in such detail as the Agent or any Bank shall reasonably request the types, amounts, deductibles, principal exclusions and other material terms of the insurance then in effect for the Borrower and its Subsidiaries;

          (l) Reorganization. Each of the transactions contemplated by the Registration Statements to be consummated on the Closing Date has been consummated and remains in effect according to the terms and conditions described in the Registration Statements and all applicable laws, including, without limitation, the contribution by the General Partner to the Borrower of substantially all of its assets and liabilities in connection with the business of the General Partner as operated on the Closing Date, and the issuance and sale of the

Senior Notes and the MLP Units in amounts and on such terms and conditions as are acceptable to the Agent and the Banks in their sole and absolute discretion (collectively, the "Reorganization").

          (m) Trading Policies. The trading position policy and the supply inventory position policy as in effect on the Closing Date, as evidenced by the written policies delivered to the Agent, shall be satisfactory to the Agent and the Majority Banks.

          (n) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may request.

     5.02 Conditions to All Credit Extensions. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.04 and the obligation of the Issuing Banks to Issue any Letters of Credit (including any initial Letters of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date or Issuance Date:

          (a) Notice, Application. The Agent shall have received (with, in the case of the initial Loans only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, or in the case of any Issuance of any Letter of Credit, the applicable Issuing Bank and the Agent shall have received an L/C Application or L/C Amendment Application, as required under
Section 3.02;

          (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

          (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing, continuation or conversion or Issuance; and

          (d) Facility B Revolving Loans. With respect only to Borrowings of Facility B Revolving Loans and in addition to all other terms and conditions set forth herein, the amount of such Borrowing shall not exceed the excess, if any, of (i) the sum of the aggregate Cash Costs of Permitted Acquisitions by the Borrower and its Subsidiaries from the Closing Date through and including the Borrowing Date plus the aggregate Growth-Related Capital Expenditures by the Borrower and its Subsidiaries during such period, over (ii) the sum of (x) the aggregate Net Proceeds of Asset Sales received by the Borrower and its Subsidiaries during the period from the Closing Date through the Borrowing Date plus (y) the aggregate Net Proceeds from MLP New Unit Sales from the Closing Date through the Borrowing Date plus (z) the Effective Amount of Facility B Revolving Loans outstanding on the Borrowing Date (without regard to such Borrowing), and the Borrower shall have delivered to the Agent a Maximum Amount Certificate dated the Borrowing Date which shall demonstrate compliance with the foregoing test.

Each Notice of Borrowing, Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date or Issuance Date, as applicable, that the conditions in Section 5.02 are satisfied.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     Each of the Borrower, the General Partner and Stratton represents and warrants to the Agent and each Bank that:

     6.01 Corporate or Partnership Existence and Power. The General Partner, Stratton, the MLP, the Borrower and each of its Subsidiaries:

          (a) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business in the manner contemplated by the Registration Statements and to execute, deliver, and perform its obligations under the Loan Documents and such additional obligations as are contemplated by the Registration Statements;

          (c) is duly qualified as a foreign corporation or partnership and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license or where the failure so to qualify would not have a Material Adverse Effect; and

          (d) is in compliance with all material Requirements of Law.

     6.02 Corporate or Partnership Authorization; No Contravention. The execution, delivery and performance by the Borrower, the General Partner and Stratton of this Agreement and each other Loan Document to which the General Partner, the Borrower or any Subsidiary is party, have been duly authorized by all necessary partnership action on behalf of the Borrower and all necessary corporate action on behalf of the General Partner and any Subsidiary, and do not and will not:

          (a) contravene the terms of any of the General Partner's, the MLP's, the Borrower's or any Subsidiary's Organization Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the General Partner, the MLP, the Borrower or any Subsidiary is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject where such conflict, breach, contravention or Lien could reasonably be expected to have a Material Adverse Effect; or

          (c) violate any material Requirement of Law.

     6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the consummation of the Reorganization according to the terms and conditions described in the Registration Statements and in accordance with applicable law,
(b) the execution, delivery or performance by, or enforcement against, the General Partner, the Borrower or any Subsidiary of this Agreement or any other Loan Document, or (c) the continued operation of Borrower's business as contemplated to be conducted after the date hereof by the Loan Documents and the Registration Statements except in each case such approvals, consents, exemptions, authorizations or other actions, notices or filings (i) as have been obtained, (ii) as may be required under state securities or Blue Sky laws, (iii) as are of a routine or administrative nature and are either (A) not customarily obtained or made prior to the consummation of transactions such as the transactions described in clauses (a), (b) or (c) or (B) expected in the judgment of the Borrower to be obtained in the ordinary course of business subsequent to the consummation of the transactions described in clauses (a), (b) or (c), or (iv) that, if not obtained, could reasonably be expected to have a Material Adverse Effect.

     6.04 Binding Effect. This Agreement and each other Loan Document to which the General Partner, the Borrower or any Subsidiary is a party constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     6.05 Litigation. Except as specifically disclosed in Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the General Partner, the MLP, the Borrower or any of its Subsidiaries or any of their respective properties which:

          (a) purport to affect or pertain to this Agreement or any other Loan Document, the Registration Statements or any of the transactions contemplated hereby or thereby; or

          (b) if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or any of the transactions contemplated by the Registration Statements, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     6.06 No Default. No Default or Event of Default exists or would result from the incurring, continuing or converting of any Obligations by the Borrower. As of the Closing Date, neither the Borrower nor any Affiliate of the Borrower is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.01(e) other than a default under Section 4.09 of the Indenture relating to the Existing Senior Notes.

     6.07 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower and the General Partner, nothing has occurred which would cause the loss of such qualification.

          (b) There are no pending, or to the best knowledge of Borrower and the General Partner, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or other violation of the fiduciary responsibility rule with respect to any Plan which could reasonably result in a Material Adverse Effect.

          (c) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan.

          (d) No Pension Plan has any Unfunded Pension Liability.

          (e) The Borrower has not incurred, nor does it reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

          (f) The Borrower has not transferred any Unfunded Pension Liability to any Person or otherwise engaged in a transaction that could be subject to
Section 4069 of ERISA.

          (g) Except as specifically disclosed in Schedule 6.07, no trade or business (whether or not incorporated under common control with the Borrower within the meaning of Section 414(b), (c), (m) or (o) of the Code) maintains or contributes to any Pension Plan or other Plan subject to Section 412 of the Code. Except as specifically disclosed in Schedule 6.07, neither the Borrower nor any Person under common control with the Borrower (as defined in the preceding sentence) has ever contributed to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

     6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.11 and Section 8.07. Neither the Borrower nor any Affiliate of the Borrower is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     6.09 Title to Properties. Except as provided for in Section 7.05, the Borrower and each Subsidiary have (or will have within the time period specified in Section 7.05) good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date and subject to the preceding sentence, the property of the Borrower and its Subsidiaries is subject to no Liens other than Permitted Liens.

     6.10 Taxes. The General Partner has filed all Federal and other material tax returns and reports required to be filed, for itself and for the Borrower, and has paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower that would, if made, have a Material Adverse Effect except with respect to the Tax Audit as described in Schedule 6.10 hereof.

     6.11 Financial Condition. (a) The audited consolidated financial statements of the General Partner and its Subsidiaries dated April 30, 1994, and the pro forma consolidated financial statements of the Borrower dated April 30, 1994, in each case together with the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal periods ended on those respective dates:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments;

               (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

               (iii) except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (b) Since April 30, 1994, there has been no Material Adverse Effect.

          (c) The General Partner, the MLP, the Borrower and each of the other Subsidiaries of the Borrower are each Solvent, both before and after giving effect to the consummation of the Reorganization and each of the other transactions contemplated by the Loan Documents, and any Acquisitions; and each of such Persons delivered fair consideration for all assets acquired by it in connection with the Reorganization and such transactions and Acquisitions, in each case in arm's length transactions.

     6.12 Environmental Matters. The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.13 Regulated Entities. None of the Borrower or any Affiliate of the Borrower, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     6.14 No Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     6.15 Copyrights, Patents, Trademarks and Licenses, etc. The Borrower or its Subsidiaries own or are licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.15, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     6.16 Subsidiaries and Affiliates. The Borrower has no Subsidiaries or other Affiliates other than those specifically disclosed in part (a) of Schedule
6.16 hereto and has no equity investments in any other corporation or entity other than those Permitted Investments specifically disclosed in part (b) of
Schedule 6.16.

     6.17 Insurance. Except as specifically disclosed in Schedule 6.17, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

     6.18 Tax Status. The Borrower is subject to taxation under the Code only as a partnership and not as a corporation.

     6.19 Full Disclosure. None of the representations or warranties made by the Borrower or any Affiliate of the Borrower in the Loan Documents or any of the Registration Statements as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Affiliate of the Borrower in connection with the Loan Documents or the Registration Statements (including the other offering and disclosure materials delivered by or on behalf of the Borrower to the Banks prior to the Closing
Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

     6.20 Fixed Price Supply Contracts. None of the Borrower and its Subsidiaries is a party to any contract for the supply of propane or other product except where (a) the purchase price is set with reference to a spot index or indices substantially contemporaneously with the delivery of such product or (b) delivery of such propane or other product is to be made no more than one year after the purchase price is agreed to.

     6.21 Trading Policies. The Borrower has provided to the Agent an accurate and complete summary of its trading position policy and supply inventory position policy and the Borrower has complied in all respects with such policies.


                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

     7.01 Financial Statements. The Borrower shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Banks and consistent with the form and detail of financial statements and projections provided to the Agent by the Borrower and its Affiliates prior to the Closing Date, with sufficient copies for each Bank:

          (a) as soon as available, but not later than 100 days after the end of each fiscal year (commencing with the fiscal year ended July 31, 1994), a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, partners' or shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited in any manner, including on account of any limitation on it because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower's or any Subsidiary's records;

          (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended October 31, 1994), a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, partners' or shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and the Subsidiaries;

          (c) as soon as available, but not later than 100 days after the end of each fiscal year (commencing with the first fiscal year during all or any part of which the Borrower had one or more Significant Subsidiaries), a copy of an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidating statement of income, partners' or shareholders' equity and cash flows for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 7.01(a);

          (d) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter during all or any part of which the Borrower had one or more Significant Subsidiaries), a copy of the unaudited consolidating balance sheets of the Borrower and its Subsidiaries, and the related consolidating statements of income, partners' or shareholders' equity and cash flows for such quarter, all certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 7.01(b);

          (e) as soon as available, but not later than 60 days after the end of each fiscal year (commencing with the fiscal year beginning August 1, 1994), projected consolidated balance sheets of the Borrower and its Subsidiaries as at the end of each of the current and following two fiscal years and related projected consolidated statements of income, partners' or shareholders' equity and cash flows for each such fiscal year, including therein a budget for the current fiscal year, certified by a Responsible Officer as having been developed and prepared by the Borrower in good faith and based upon the Borrower's best estimates and best available information;

          (f) as soon as available, but not later than 100 days after the end of each fiscal year of the General Partner, commencing with the fiscal year ended July 31, 1994, a copy of the unaudited (or audited, if available) consolidated balance sheets of the General Partner as of the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year, certified by a Responsible Officer as fairly presenting, in accordance with GAAP, the financial position and the results of operations of the General Partner and its Subsidiaries (or, if available, accompanied by an opinion of an Independent Auditor as described in subsection 7.01(a)); and

          (g) as soon as available, but not later than 45 days after the end of each fiscal quarter, a trading position report as of the last day of each fiscal quarter, certified by a Responsible Officer.

     7.02 Certificates; Other Information. The Borrower shall furnish to the Agent, with sufficient copies for each Bank:

          (a) concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer with respect to the periods covered by such financial statements together with supporting calculations and such other supporting detail as the Agent and Majority Banks shall require;

          (c) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), and at such other times as the Agent shall request in its sole discretion from time to time or as the Borrower shall provide in its discretion, a certificate in the form of Exhibit K hereto (a "Maximum Amount Certificate") executed by a Responsible Officer pursuant to which the Borrower shall certify to the Agent, for the benefit of the Banks and in such form and detail as the Agent shall request and in each case, compared to the applicable amounts set forth in the previously delivered Maximum Amount Certificate, (i) the aggregate Cash Costs of all Permitted Acquisitions by the Borrower and its Subsidiaries (together with the aggregate amount of any Acquired Debt and seller financing associated therewith and the amount of such Cash Costs which were or could have been financed with Facility B Revolving Loans) during the periods from the Closing Date to the date that is 270 days prior to the date of such Maximum Amount Certificate (the "Hold Period Date"), and from the Hold Period Date through the date of the such Maximum Amount Certificate, and the total amount; (ii) the aggregate Growth-Related Capital Expenditures by the Borrower and its Subsidiaries during the period from the Closing Date through the date of such Maximum Amount Certificate; (iii) the aggregate Net Proceeds of Asset Sales during the periods from the Closing Date through the Hold Period Date and from the Hold Period Date through the date of such Maximum Amount Certificate, and the total; (iv) the aggregate Net Proceeds of

MLP New Unit Sales during the period from the Closing Date through the date of such Maximum Amount Certificate; and (v) a calculation of the Facility B Maximum Amount as of the date of such Maximum Amount Certificate, based on the information contained therein;

          (d) promptly, copies of all financial statements and reports that the Borrower, the General Partner, the MLP or Finance Corp. or any other Subsidiary sends to its partners or shareholders, and copies of all financial statements and regular, periodic or special reports (including Forms 10-K, 10-Q and 8-K) that the Borrower or any Affiliate of the Borrower, the General Partner, the MLP or Finance Corp. or any other Subsidiary may make to, or file with, the SEC; and

          (e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, the General Partner, the MLP or Finance Corp. or any other Subsidiary as the Agent, at the request of any Bank, may from time to time request.

     7.03  Notices.  The Borrower shall promptly notify the Agent and each Bank:

          (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

          (b) of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower, the General Partner, the MLP or Finance Corp. or any other Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower, the General Partner, the MLP or Finance Corp. or any other Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower, the General Partner, the MLP or Finance Corp. or any other Subsidiary, including pursuant to any applicable Environmental Laws;

          (c) of any of the following events affecting the Borrower, the General Partner, the MLP or Finance Corp. or any other Subsidiary, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to such Person with respect to such event:

               (i)   an ERISA Event;

               (ii)  if any of the representations and warranties in Section
     6.07 ceases to be true and correct;

               (iii) the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code;

               (iv) the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; or


               (v) the commencement of contributions to any Pension Plan or other Plan subject to Section 412 of the Code;


          (d) of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries; and



          (e) not later than five Business Days after the effective date of a change in the Borrower's trading position policy or inventory supply position policy, of any change in either policy.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Affiliate proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

     7.04 Preservation of Corporate or Partnership Existence, Etc. The General Partner and the Borrower shall, and the Borrower shall cause each Subsidiary to:

          (a) preserve and maintain in full force and effect its partnership or corporate existence and good standing under the laws of its state or jurisdiction of organization or incorporation;

          (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02;

          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     7.05 Maintenance of Property. The Borrower shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted. The Borrower and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities. By December 31, 1994, the Borrower shall have good and marketable title to all material properties and other assets which by the terms of the Reorganization are to be transferred to the Borrower.

     7.06 Insurance. The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

     7.07 Payment of Obligations. The Borrower, the General Partner and Stratton shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable (except to the extent the failure to so pay and discharge could not reasonably be expected to have a Material Adverse Effect), all their respective obligations and liabilities, including:

          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

          (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless such claims are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and

          (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     7.08 Compliance with Laws. The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     7.09 Inspection of Property and Books and Records. The Borrower shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. The Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

     7.10 Environmental Laws. The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

     7.11 Use of Proceeds. The Borrower (and Stratton, with respect to Letters of Credit) shall use the proceeds of the Facility A Revolving Loans and Facility B Revolving Loans for working capital and other general partnership purposes, in each case not in contravention of any Requirement of Law or of any Loan Document; the Borrower shall use the proceeds of the Facility B Term Loan for the purpose of repaying up to $25,000,000 in outstanding amount of Existing Debt on the Closing Date; and the Borrower shall use the proceeds of all Facility B Takeout Loans to repay up to all of the aggregate outstanding principal amount of the Facility B Loans on the Revolving Termination Date.

     7.12  Financial Covenants.

          (a) Leverage Ratio. The Borrower shall maintain as of the last day of each fiscal quarter a Leverage Ratio for the fiscal period consisting of such fiscal quarter and the three immediately preceding fiscal quarters, equal to or less than 4.00 to 1.00; provided, that to the extent the Borrower borrows Loans to make Restricted Payments within 45 days after the end of any fiscal quarter, the aggregate amount of Loans so borrowed shall be added to the amount of Funded Debt outstanding at the end of such quarter for purposes of determining the Leverage Ratio at the end of such quarter.

          (b) Minimum Partners' Equity. The Borrower shall maintain at all times a minimum Partners' Equity of not less than $50,000,000.

     7.13 Trading Policies. The Borrower and its Affiliates shall comply with the Borrower's trading position policy and supply inventory position policy as in effect on the Closing Date, copies of which have been provided to the Agent on or prior to the Closing Date, provided, however, that the Borrower and its Affiliates may, during any period of four successive fiscal quarters, (a) increase the stop loss limit specified in either policy by up to 100% and (b) increase the volume limit specified in either policy on the number of barrels of a single product or of all products in the aggregate by up to 100%; and provided further, however, that the Borrower and its Affiliates shall not, during any fiscal year, (i) increase the stop loss limit specified in either policy by more than 100% or (ii) increase the volume limit specified in either policy on the number of barrels of a single product or of all products in the aggregate by more than 100%. If the Borrower proposes to increase any such amounts in excess of the amounts specified in the preceding sentence, the Borrower shall first obtain the consent of the Agent and the Majority Banks.

     7.14  Other General Partner Obligations.

          (a) The General Partner shall cause the Borrower to pay and perform each of its Obligations when due. The General Partner acknowledges and agrees that it is executing this Agreement as a principal as well as the general partner on behalf of the Borrower, and that its obligations hereunder as general partner are full recourse obligations to the same extent as those of the Borrower.


          (b) The General Partner represents, warrants and covenants that it is Solvent, both before and after giving effect to the consummation of the Reorganization and each of the other transactions contemplated by the Loan Documents, and that it will remain Solvent until all Obligations hereunder shall have been repaid in full and all commitments shall have terminated, and will retain sufficient assets upon the consummation of the transactions contemplated by the Registration Statements and from time to time thereafter to pay, in full, the maximum potential liability of the General Partner under or in connection with the Tax Audits. The General Partner shall advise the Agent in writing from time to time of all material developments in connection with the Tax Audit, including, without limitation, any material change in the maximum potential liability of the General Partner in connection therewith or any material change in the amount of assets retained by the General Partner regarding such liability pursuant to this Section 7.14.

          (c) The General Partner, for so long as it is the general partner of the Borrower, (i) agrees that its sole business will be to act as the general partner of the Borrower, the MLP and any further limited partnership of which the Borrower or the MLP is, directly or indirectly, a limited partner and to undertake activities that are ancillary or related thereto

(including being a limited partner in the Borrower), (ii) shall not enter into or conduct any business or incur any debts or liabilities except in connection with or incidental to (A) its performance of the activities required or authorized by the MLP Partnership Agreement or the Borrower's Partnership Agreement or described in or contemplated by the MLP Registration Statement and
(B) the acquisition, ownership or disposition of Partnership Interests in the Borrower or partnership interests in the MLP or any further limited partnership of which the Borrower or the MLP is, directly or indirectly, a limited partner, except that, notwithstanding the foregoing, employees of the General Partner may perform services for Ferrell and its Affiliates.

          (d) The General Partner agrees that, until all Obligations hereunder shall have been repaid in full and all commitments shall have terminated, it will not exercise any rights it may have (at law, in equity, by contract or otherwise) to terminate, limit or otherwise restrict (whether through repurchase or otherwise and whether or not the General Partner shall remain a general partner in the Borrower) the ability of the Borrower to use the name "Ferrellgas".

          (e) The General Partner shall not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Borrower to be treated as an association taxable as a corporation or otherwise to be taxed as an entity other than a partnership for federal income tax purposes.


     7.15 Other Stratton Obligations. Stratton shall not engage in any business other than insuring potential worker's compensation liabilities of the Borrower and/or the General Partner.

     7.16 Monetary Judgments. If one or more judgments, orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage other than through a standard reservation of rights letter) as to any single or related series of transactions, incidents or conditions, of more than $10 million, then the Borrower shall reserve for such amount in excess of $10 million, on a quarterly basis, with each quarterly reserve being at least equal to one-twelfth of such amount in excess of $10 million. Such amount so reserved shall be treated as establishment of a reserve for purposes of calculating Available Cash hereunder.

     7.17 Maintenance of Subsidiary. The Borrower agrees at all times to maintain Stratton as a Wholly-Owned Subsidiary.

                                 ARTICLE VIII

                               NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

     8.01 Limitation on Liens. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property or sell any of its accounts receivable, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) Liens existing on the Closing Date set forth in Schedule 8.01;

          (b) Liens in favor of the Borrower or Liens to secure Indebtedness of a Subsidiary to the Borrower or a Wholly-Owned Subsidiary;

          (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower;

          (d) Liens on property existing at the time acquired by the Borrower or any Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than those of the Person acquired;

          (e) Liens on any property or asset acquired by the Borrower or any Subsidiary in favor of the seller of such property or asset and construction mortgages on property, in each case, created within six months after the date of acquisition, construction or improvement of such property or asset by the Borrower or such Subsidiary to secure the purchase price or other obligation of the Borrower or such Subsidiary to the seller of such property or asset or the construction or improvement cost of such property in an amount up to 80% of the total cost of the acquisition, construction or improvement of such property or asset; provided that in each case, such Lien does not extend to any other property or asset of the Borrower and its Subsidiaries;

          (f) Liens incurred or pledges and deposits made in connection with worker's compensation, unemployment insurance and other social security benefits and Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature, in each case, incurred in the ordinary course of business;

          (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (h) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's, and vendors' Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

          (i) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of the Borrower or any of its Subsidiaries or impair the use of such property in the operation of the business of the Borrower or any of its Subsidiaries;

          (j) Liens of landlords or mortgages of landlords, arising solely by operation of law, on fixtures and movable property located on premises leased by the Borrower or any of its Subsidiaries in the ordinary course of business;

          (k) financing statements filed or recorded with respect to personal property leased by the Borrower and its Subsidiaries in the ordinary course of business to the owners of such personal property, provided that such financing statements are filed or recorded solely in connection with such leases and not the borrowing of money or the obtaining of advances or credit or Capital Lease Obligations;

          (l) judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default;

          (m) Liens incurred in the ordinary course of business of the Borrower or any Subsidiary with respect to obligations that do not exceed $5,000,000 in the aggregate at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Borrower or such Subsidiary;

          (n) Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien otherwise permitted under this Agreement, provided that (i) any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and (ii) the refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under Section 8.05 hereof and shall not have a principal amount in excess of the Indebtedness so refinanced;

          (o) any extension or renewal, or successive extensions or renewals, in whole or in part, of Liens permitted pursuant to the foregoing clauses (a) through (n); provided that no such extension or renewal Lien shall (i) secure more than the amount of Indebtedness or other obligations secured by the Lien being so extended or renewed or (ii) extend to any property or assets not subject to the Lien being so extended or renewed; and

          (p) Liens in favor of the Agent, any Issuing Bank and the Banks relating to the Cash Collateralization of the Borrower's Obligations.

       8.02 Asset Sales. The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) sell, lease, convey or otherwise dispose of any assets (including by way of a sale-and-leaseback) other than sales of inventory in the ordinary course of business consistent with past practice (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower shall be governed by the provisions of Section 8.03 hereof and not by the provisions of this Section 8.02), or (ii) issue or sell Equity Interests of any of its Subsidiaries, in the case of either clause (i) or
(ii) above, whether in a single transaction or a series of related transactions,
(A) that have a fair market value in excess of $5,000,000, or (B) for net proceeds in excess of $5,000,000 (each of the foregoing, an "Asset Sale"), unless (X) the Borrower (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors of the General Partner (and, if applicable, the audit committee of such board of directors) set forth in a certificate signed by a Responsible Officer and delivered to the Agent) of the assets sold or otherwise disposed of and (Y) at least 80% of the consideration therefor received by the Borrower or such Subsidiary is in the form of cash; provided, however, that the amount of (1) any liabilities (as shown on the Borrower's or such Subsidiary's most recent balance sheet or in the notes thereto), of the Borrower or any Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Obligations hereunder) that are assumed by the transferee of any such assets and (2) any notes or other obligations received by the Borrower or any such Subsidiary from such transferee that are immediately converted by the Borrower or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision; and provided, further, that the 80% limitation referred to in this clause (Y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 80% limitation. Notwithstanding the foregoing, Asset Sales shall not be deemed to include (x) any transfer of assets by the Borrower or any of its Subsidiaries to a Subsidiary of the Borrower that is a Guarantor, (y) any transfer of assets by the Borrower or any of its Subsidiaries to any Person in exchange for other assets used in a line of business permitted under Section
8.14 hereof and having a fair market value not less than that of the assets so transferred and (z) any transfer of assets pursuant to a Permitted Investment.

     8.03  Consolidations and Mergers.

          (a) The Borrower shall not consolidate or merge with or into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Borrower is the surviving Person, or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; and (ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Borrower pursuant to an assumption agreement in a form reasonably satisfactory to the Agent, under this Agreement; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Borrower or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) shall have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Borrower immediately preceding the transaction and (B) shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test.

          (b) Finance Corp. may not consolidate or merge with or into (whether or not Finance Corp. is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless such transaction shall be permitted under the terms and conditions of the Indenture.

          (c) The Borrower or Finance Corp., as the case may be, shall deliver to the Agent prior to the consummation of the proposed transaction pursuant to the foregoing paragraphs (a) and (b) an officers' certificate to the foregoing effect signed by a Responsible Officer and an opinion of counsel satisfactory to the Agent stating that the proposed transaction complies with this Agreement. The Agent and the Banks shall be entitled to conclusively rely upon such officer's certificate and opinion of counsel.

          (d) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with this Section 8.03, the successor Person formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the "Borrower" shall refer to or include instead the successor Person and not the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided, however, that the predecessor Borrower shall not be relieved from the obligation to pay the principal of, premium, if any, and interest on the Obligations except in the case of a sale of all of such Borrower's assets that meets the requirements of Section 8.03 hereof.

     8.04 Acquisitions. Without limiting the generality of any other provision of this Agreement, neither the Borrower nor any Subsidiary shall consummate any Acquisition unless (i) the acquiree is primarily a retail propane distribution business; (ii) such Acquisition is undertaken in accordance with all applicable Requirements of Law; (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained; and (iv) immediately after giving effect thereto, no Default or Event of Default will occur or be continuing and each of the representations and warranties of the Borrower herein is true on and as of the date of such Acquisition, both before and after giving effect thereto.

     8.05 Limitation on Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Borrower shall not issue any Disqualified Interests and shall not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness and any Subsidiary of the Borrower may incur Acquired Debt if:

          (a) the Fixed Charge Coverage Ratio for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.75 to 1 if such date is on or prior to July 31, 1996 and 3.00 to 1 if such date is after July 31, 1996, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period; and

          (b) either (x) such Indebtedness shall be subordinated in right of payment to the Obligations and no principal payment thereon shall be required prior to July 1, 2000, whether upon stated maturity, mandatory prepayment, acceleration or otherwise, or (y) such Indebtedness shall be Permitted Senior Debt and the Senior Debt Ratio Test shall have been met at the time of incurrence thereof.

          The foregoing limitations of this Section 8.05 will not apply to: (i) the Indebtedness represented by the Senior Notes and any Subsidiary Note Guarantees; (ii) the Obligations; (iii) the incurrence by the Borrower of Indebtedness in respect of Capitalized Lease Obligations in an aggregate principal amount not to exceed $15,000,000; (iv) the Existing Indebtedness set forth on Schedule 8.05; (v) the incurrence by the Borrower or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund any then outstanding Indebtedness of the Borrower on such Subsidiary not incurred in violation of this Agreement; (vi) Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding; (vii) Indebtedness of any Subsidiary of the Borrower to the Borrower or any of its Wholly-Owned Subsidiaries; (viii) the incurrence by the Borrower or Stratton of Indebtedness owing directly to its insurance carriers (without duplication) in connection with the Borrower's, its Subsidiaries' or its Affiliates' self-insurance programs or other similar forms of retained insurable rights for their respective retail propane businesses, consisting of reinsurance agreements and indemnification agreements (and guarantees of the foregoing) secured by Letters of Credit, provided that the Indebtedness evidenced by such reinsurance agreements, indemnification agreements, guarantees and Letters of Credit shall be counted (without duplication) for purposes of all calculations pursuant to the Fixed Charge Coverage Ratio test; (ix) Surety Instruments required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or Event of Default; (x) subject to the provisions of
Section 8.04, the incurrence by the Borrower (or any Subsidiary of the Borrower that is a Guarantor) of Indebtedness in connection with Acquisitions of retail propane businesses in favor of the sellers of such businesses in a principal amount not to exceed $15,000,000 in any fiscal year or $45,000,000 in the aggregate outstanding at any one time, provided that the principal amount of such Indebtedness incurred in connection with any such acquisition shall not exceed the fair market value of the assets so acquired, and the Borrower shall deliver an officer's certificate to the Agent, signed by a Responsible Officer, stating that the acquiring Person is Solvent, both before and after giving effect to the Acquisition; and (xi) in addition to the Indebtedness permitted under the foregoing clauses (i) through (x), the incurrence by the Borrower of Indebtedness in an aggregate principal amount outstanding not to exceed $15,000,000 at any time, provided that any Indebtedness incurred pursuant to this clause (xi) shall be subordinated in right of payment to the Obligations and no principal payment thereon shall be required prior to July 1, 2000, whether upon stated maturity, mandatory prepayment, acceleration or otherwise.

          The "Senior Debt Ratio Test" will be met with respect to the incurrence of any Indebtedness by the Borrower or any Subsidiary of the Borrower if the ratio of (1) the aggregate outstanding principal amount of Senior Debt on the date of and after giving effect to the incurrence of such Indebtedness (the "Incurrence Date") to (2) Consolidated Cash Flow for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Incurrence Date would have been 2.50 to 1 or less. For purposes of the computation in clause (1) of the foregoing sentence, the outstanding principal amount of Indebtedness under this Agreement shall be deemed to equal the aggregate amount of the Commitments hereunder. The foregoing calculation of Consolidated Cash Flow shall give pro forma effect to Acquisitions (including all mergers and consolidations), Asset Sales and other dispositions and discontinuances of operations that have been made by the Borrower or any of its Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Incurrence Date in the manner set forth in the definition of Leverage Ratio.

          For purposes of this Section 8.05, any revolving Indebtedness (under this Agreement or otherwise) shall be deemed to have been incurred only at such time at which the agreements and instruments (or any amendments thereto that increase the amount of such revolving Indebtedness) are executed, in an amount equal to the maximum amount of such revolving Indebtedness permitted to be borrowed thereunder.

     8.06 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, including any Non-Recourse Subsidiary (each of the foregoing, an "Affiliate

Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person and (b) with respect to (i) any Affiliate Transaction with an aggregate value in excess of $500,000, a majority of the directors of the General Partner having no direct or indirect economic interest in such Affiliate Transaction determines by resolution that such Affiliate Transaction complies with clause (a) above and approves such Affiliate Transaction and (ii) any Affiliate Transaction involving the purchase or other acquisition or sale, lease, transfer or other disposition of properties or assets other than in the ordinary course of business, in each case, having a fair market value or for net proceeds in excess of $15,000,000, the Borrower delivers to the Agent an opinion as to the fairness to the Borrower or such Subsidiary from a financial point of view issued by an investment banking firm of national standing; provided, however, that (i) any employment agreement or stock option agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Borrower (or the General Partner) or such Subsidiary, Restricted Payments permitted by the provisions of Section 8.12, and transactions entered into by the Borrower or Stratton in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the retail propane businesses operated by the Borrower, its Subsidiaries and its Affiliates, in each case, shall not be deemed Affiliate Transactions, and (ii) nothing herein shall authorize the payments by the Borrower to the General Partner or any other Affiliate of the Borrower for administrative expenses incurred by such Person other than such out-of-pocket administrative expenses as such Person shall incur and the Borrower shall pay in the ordinary course of business.

     8.07 Use of Proceeds. The Borrower shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

     8.08 Use of Proceeds - Ineligible Securities. The Borrower shall not, directly or indirectly, use any portion of the Loan proceeds or any Letter of Credit (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities,
(ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or
(iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Borrower or any Affiliate of the Borrower.

     8.09 Contingent Obligations. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;


          (b) subject to compliance with the trading policies in effect from time to time as submitted to the Agent, Hedging Obligations entered into in the ordinary course of business as bona fide hedging transactions;

          (c) Contingent Obligations of the Borrower and its Subsidiaries existing as of the Closing Date and listed in Schedule 8.09; and

          (d) Subsidiary Note Guarantees, under the terms and conditions set forth in the Indenture and the Guaranties hereunder.

     8.10 Joint Ventures. The Borrower shall not, and shall not suffer or permit any Subsidiary to enter into any Joint Venture.

     8.11 Lease Obligations. The aggregate obligations of the Borrower and its Subsidiaries for the payment of rent for any property under lease or agreement to lease for any fiscal year shall not exceed the greater of $15 million or 15% of Consolidated Cash Flow for such fiscal year.

     8.12 Restricted Payments. The Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any distribution on account of the Borrower's or any Subsidiary's Equity Interests (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower, (y) dividends or distributions payable to the Borrower or a Wholly-Owned Subsidiary of the Borrower that is a Guarantor or (z) distributions or dividends payable pro rata to all holders of Capital Interests of any such Subsidiary); (ii) purchase, redeem, call or otherwise acquire or retire for value any Equity Interests of the Borrower or any Subsidiary or other Affiliate of the Borrower (other than, subject to compliance with Section 8.20, any such Equity Interests owned by a Wholly-Owned Subsidiary of the Borrower that is a Guarantor); (iii) purchase, redeem, call or otherwise acquire or retire for value any Indebtedness that is subordinated to the Obligations; (iv) make any Investment other than a Permitted Investment; or
(v) prepay, purchase, redeem, retire, defease or refinance the Senior Notes (all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as "Restricted

Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and each of the representations and warranties of the Borrower set forth herein is true on and as of the date of such Restricted Payment both before and after giving effect thereto; and

          (b) the Fixed Charge Coverage Ratio of the Borrower for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made, calculated on a pro forma basis as if such Restricted Payment had been made at the beginning of such four-quarter period, would have been more than 2.25 to 1; and

          (c) such Restricted Payment (the amount of any such payment, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution in an officer's certificate signed by a Responsible Officer and delivered to the Agent), together with the aggregate of all other Restricted Payments (other than any Restricted Payments permitted by the provisions of clauses (ii), (iii) or (iv) of the penultimate paragraph of this Section 8.12) made by the Borrower and its Subsidiaries in the fiscal quarter during which such Restricted Payment is made shall not exceed an amount equal to the sum of
     (x) Available Cash of the Borrower for the immediately preceding fiscal quarter (or, with respect to the first fiscal quarter during which Restricted Payments are made, the amount of Available Cash of the Borrower for the period commencing on the date of this Agreement and ending on the last day of the immediately preceding fiscal quarter), plus (y) the lesser of (i) the amount of any Available Cash of the Borrower during the first 45 days of such fiscal quarter and (ii) the excess of the aggregate amount of Loans that the Borrower could have borrowed over the actual amount of Loans outstanding, in each case as of the last day of the immediately preceding fiscal quarter; and

          (d) at the time of such Restricted Payment and after giving effect thereto, the Borrower or any of its Subsidiaries or Non-Recourse Subsidiaries shall have (i) acquired, improved or repaired property, plant or equipment that is accounted for as a capital expenditure in accordance with GAAP or (ii) acquired, through merger or otherwise, all or substantially all of the outstanding Capital Interests, or all or substantially all of the assets, of any entity engaged in the business in which the Borrower is engaged on the date of this Agreement (each of the transactions referred to in clauses (i) and (ii) above, a "Capital Investment") for Aggregate Consideration since the date of this Agreement that, when added to all cash reserves then funded and maintained by the Borrower (the proceeds of which shall be used solely for Capital Investments) is no less than the amounts set forth in the table below, if such Restricted Payment is made in the 12-month period beginning August 1 of the years indicated:

               Year                 Amount
               ----                 ------
               1994 . . .  . . .    $0
               1995 . . .  . . .   $15 million
               1996 . . .  . . .   $30 million
               1997 . . .  . . .   $45 million
               1998 . . .  . . .   $70 million
               1999 . . .  . . .   $95 million
               2000 . . .  . . .  $120 million

     For purposes of the foregoing, "Aggregate Consideration" at any date shall mean all cash paid in connection with all Capital Investments consummated on or prior to such date, the fair market value of all Capital Interests of the MLP or the Borrower (determined by the General Partner in good faith with reference to, among other things, the trading price of such Capital Interests, if then traded on any national securities exchange or automated quotation system) constituting all or a portion of the purchase price of all Capital Investments consummated on or prior to such date and the aggregate principal amount of all Indebtedness incurred or assumed by the Borrower in connection with all Capital Investments consummated on or prior to such date.

          The foregoing provisions will not prohibit (i) the payment of any distribution within 60 days after the date on which the Borrower becomes committed to make such distribution, if at said date of commitment such payment would have complied with the provisions of this Agreement; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other Equity Interests of the Borrower (other than any Disqualified Interests); (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the proceeds of Permitted Refinancing Indebtedness; and (iv) the defeasance, redemption or repurchase of any Existing Subordinated Debentures of the General Partner outstanding on the date of this Agreement and the payment of all costs and expenses in connection therewith.

          Not later than the date of making any Restricted Payment, the General Partner shall deliver to the Agent an officer's certificate signed by a Responsible Officer stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 8.12 were computed, which calculations may be based upon the Borrower's latest available financial statements.

     8.13 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions to the Borrower or any of its Subsidiaries (1) on its Capital Interests or (2) with respect to any other interest or participation in, or interest measured by, its profits, (b) pay any indebtedness owed to the Borrower or any of its Subsidiaries, (c) make loans or advances to the Borrower or any of its Subsidiaries or (d) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness, (ii) this Agreement, the Indenture, the Subsidiary Note Guarantees and the Senior Notes, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Interests of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such Acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such Acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person to the extent that dividends, distributions, loans, advances or transfers thereof is limited by such encumbrance or restriction on the date of acquisition is not taken into account in determining whether such acquisition was permitted by the terms of this Agreement, (v) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired, or (vii) Permitted Refinancing Indebtedness of any Existing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     8.14 Change in Business. The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

     8.15 Accounting Changes. The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary except as required by the Code.

     8.16 Limitation on Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or such Subsidiary of any property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person in contemplation of such leasing; provided, however, that the Borrower or such Subsidiary may enter into such sale and leaseback transaction if (i) the Borrower could have (A) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio Test set forth in paragraph (a) of Section 8.05 and (B) secured a Lien on such Indebtedness pursuant to Section 8.01 or (ii) the lease in such sale and leaseback transaction is for a term not in excess of the lesser of (A) three years and (B) 60% of the remaining useful life of such property.

     8.17 Restrictions On Nature Of Indebtedness And Activities Of Finance Corp. Notwithstanding the provisions of Section 8.05 hereof, Finance Corp. shall not incur any Indebtedness unless (a) the Borrower is a co-obligor or guarantor of such Indebtedness or (b) the net proceeds of such Indebtedness are lent to the Borrower, used to acquire outstanding debt securities issued by the Borrower or used directly or indirectly to refinance or discharge Indebtedness permitted under the limitations of this paragraph. Finance Corp. shall not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Borrower.

     8.18 Amendments of Organization Documents or Indenture. The Borrower shall not modify, amend, supplement or replace, nor permit any modification, amendment, supplement or replacement of the Organization Documents of the General Partner, Borrower or any Subsidiary of the Borrower, the Indenture, any Senior Note, any Existing Subordinated Debenture or any document executed and delivered in connection with any of the foregoing, in each case without the prior written consent of the Agent and the Majority Banks. Furthermore, the Borrower shall not permit any modification, amendment, supplement or replacement of the Organization Documents of the MLP that would have a material effect on the Borrower without the prior written consent of the Agent and the Majority Banks.

     8.19 Fixed Price Supply Contracts. None of the Borrower and its Subsidiaries shall at any time be a party or subject to any contract for the supply of propane or other product except where (a) the purchase price is set with reference to a spot index or indices substantially contemporaneously with the delivery of such product or (b) delivery of such propane or other product is to be made no more than one year after the purchase price is agreed to.

     8.20 Operations through Subsidiaries. The Borrower shall not conduct any of its operations through Subsidiaries unless: (a) such Subsidiary executes a Guaranty substantially in the form of Exhibit G guaranteeing payment of the Obligations, accompanied by an opinion of counsel to the Subsidiary addressed to the Agent and the Banks as to the due authorization, execution, delivery and enforceability of the Guaranty; (b) such Subsidiary agrees not to incur any Indebtedness other than (i) trade debt and (ii) Acquired Debt permitted by
Section 8.05; (c) the Consolidated Cash Flow of such Subsidiary, when added to Consolidated Cash Flow of all other Subsidiaries for any fiscal year, shall not exceed 10% of the Consolidated Cash Flow of the Borrower and its Subsidiaries for such fiscal year; and (d) the value of the assets of such Subsidiary, when added to the value of the assets of all other Subsidiaries for any fiscal year, shall not exceed 100% of the consolidated value of the assets of the Borrower and its Subsidiaries for such fiscal year, as determined in accordance with GAAP.

     8.21 Operations of MLP. The General Partner and the Borrower shall not permit the MLP or any of its Affiliates (including any Non-Recourse Subsidiary) to operate or conduct any business substantially similar to that conducted by the Borrower and its Subsidiaries within a 25 mile radius of any business conducted by the Borrower and its Subsidiaries. In order to comply with this
Section 8.21, the Borrower may enter into one or more transactions by which its assets and properties are "swapped" or "exchanged" for assets and properties of another Person prior to or concurrently with another transaction which, but for such swap or exchange would violate this Section, provided that (i) if the value of the MLP's assets or units to be so swapped or exchanged exceeds $15 million, as determined by the audit committee of the Board of Directors of the General Partner, the Borrower shall have first obtained at its expense an opinion from a nationally recognized investment banking firm, addressed to it, the Agent and the Banks and opining without material qualification and based on assumptions that are realistic at the time, that the exchange or swap transactions are fair to the Borrower and its Subsidiaries, and (ii) if the value of the MLP's assets or units to be so swapped or exchanged exceeds $50 million, as determined by the audit committee of the Board of Directors of the General Partner, at the option of the Majority Banks, the Agent shall have first retained, at the Borrower's expense, an investment banking firm on behalf of the Banks who shall also have rendered an opinion containing the statements and content referred to in clause
(i).

                                  ARTICLE IX

                               EVENTS OF DEFAULT

     9.01 Event of Default. Any of the following shall constitute an "Event of Default":

          (a) Non-Payment. The Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within 5 days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) Representation or Warranty. Any representation or warranty by the Borrower, the General Partner or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, the General Partner, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) Specific Defaults. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 2.01(a)(ii), 7.01, 7.02, 7.03, 7.04, 7.06, 7.09, 7.12, 7.13, 7.16 or in any Section in Article
VIII; or

          (d) Other Defaults. The Borrower fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Agent or any Bank; or

          (e) Cross-Default. The Borrower or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity or to cause such Indebtedness or Contingent Obligation to be prepaid, purchased or redeemed by the Borrower, the MLP, the General Partner or any Subsidiary, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded, excluding any acceleration of maturity of Indebtedness represented by the Existing Senior Notes to the extent that such Indebtedness shall be redeemed on or prior to the 40th day after the Closing Date; or

          (f) Insolvency; Voluntary Proceedings. The General Partner, the MLP, the Borrower or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the General Partner, the MLP, the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the General Partner, the MLP, the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S.
law) is ordered in any Insolvency Proceeding; or (iii) the General Partner, the MLP, the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Borrower or the General Partner under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $5 million; or (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by the Borrower, the General Partner or any of their Affiliates which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $5 million.

          (i) Monetary Judgments. One or more judgments, orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of more than $40,000,000; or

          (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k) Loss of Licenses. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Borrower or any Subsidiary, or the Borrower or any Subsidiary for any reason loses any material license, permit or franchise, or the Borrower or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; or

          (l) Adverse Change.  There occurs a Material Adverse Effect; or

          (m) Indenture Cross-Defaults. To the extent not otherwise within the scope of subsection 9.01(e) above, any "Event of Default" shall occur and be continuing under and as defined in the Indenture; or

          (n) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in its Guaranty; or any Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (f) or (g) of this Section occurs with respect to the Guarantor.

     9.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

          (a) declare the commitment of each Bank to make Loans and any obligation of an Issuing Bank to Issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable;

          (c) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable (including, without limitation, amounts due under Section 4.04), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

          (d) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 9.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans and any obligation of the Issuing Banks to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, any Issuing Bank or any Bank.

     9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     9.04 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Borrower (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any of subsections 7.12(a) or 7.12(b) as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Borrower announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Borrower delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.

                                   ARTICLE X

                                   THE AGENT

     10.01 Appointment and Authorization. (a) Each of the Banks and each Issuing Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank or any Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          (b) Each Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Majority Lenders to act for such Issuing Bank with respect thereto; provided, however, that such Issuing Bank shall have all of the benefits and immunities
(i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article X, included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.

     10.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     10.03 Liability of Agent and Issuing Banks. None of the Agent-Related Persons and Issuing Banks shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower's Subsidiaries or Affiliates.

     10.04 Reliance by Agent and Issuing Banks. (a) The Agent and each Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent or applicable Issuing Bank. The Agent and each Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent and each Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent or an Issuing Bank to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article IX; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

     10.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons or any Issuing Bank has made any representation or warranty to it, and that no act by the Agent or any Issuing Bank hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person or any Issuing Bank to any Bank. Each Bank represents to the Agent and the Issuing Banks that it has, independently and without reliance upon any Agent-Related Person or any Issuing Bank and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person or any Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent or any Issuing Bank, neither the Agent nor any Issuing Bank shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons or any Issuing Bank.

     10.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons and the Issuing Banks (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons or the Issuing Banks of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent and the Issuing Banks upon demand for their ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by them in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent or the applicable Issuing Bank is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent or any Issuing Bank.

     10.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though BofA were not the Agent or an Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans and participations in Letters of Credit, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent or an Issuing Bank.

     10.09 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Agent at the request of the Majority Banks unless BofA shall also simultaneously be replaced as an "Issuing Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA.

     10.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

               (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

          (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.


                                   ARTICLE XI

                                 MISCELLANEOUS

     11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or the General Partner therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, the Borrower, Stratton and the General Partner and acknowledged by the Agent, do any of the following:

          (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 9.02);

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

          (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

          (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks; or

          (f)  release any of the Guaranties;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Banks under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by any such Issuing Bank, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed solely by the parties thereto.

     11.02 Notices. (a) Except as otherwise specifically provided in Section 3.02, all notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile
(i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II, III or X shall not be effective until actually received by the Agent, and notices pursuant to Article III to any Issuing Bank shall not be effective until actually received by such Issuing Bank at the address specified for the "Issuing Banks" on the applicable signature page hereof.

          (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Banks shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

     11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     11.04  Costs and Expenses.  The Borrower shall:


          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent and an Issuing Bank) within five Business Days after demand (subject to subsection 5.01(f)) for all costs and expenses incurred by BofA (including in its capacity as Agent and an Issuing Bank) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable (giving due regard to the prevailing circumstances) Attorney Costs incurred by BofA

(including in its capacity as Agent and an Issuing Bank) with respect thereto;
and

          (b) pay or reimburse the Agent, the Arranger, each Issuing Bank and each Bank within five Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

     11.05 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold the Agent-Related Persons, the Issuing Banks, and each Bank and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable (giving due regard to the prevailing circumstances) costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any Bank or Issuing
Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

     11.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

     11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank. Any attempted or purported assignment in contravention of the preceding sentence shall be null and void.

     11.08 Assignments, Participations, Etc. (a) Any Bank may, with the written consent of the Borrower (at all times other than during the existence of an Event of Default), the Agent and the applicable Issuing Bank(s), which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrower, the Agent or an Issuing Bank shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Bank hereunder with respect to Facility A and Facility B, in an aggregate minimum amount of $10,000,000, pro-rated between Facility A and Facility B; provided that such Bank shall retain an aggregate amount of not less than $10,000,000 in respect thereof, unless such Bank assigns and delegates all of its rights and obligations hereunder to one or more Eligible Assigners on the time and subject to the conditions set forth herein; and provided, further, however, that the Borrower and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance"), together with any Note or Notes subject to such assignment; and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500.

          (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee,
(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (and provided that it consents to such assignment in accordance with subsection 11.08(a)), if the Assignee so requests, the Borrower shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment and so requests, replacement Notes in the principal amount or amounts of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto and the Agent shall promptly prepare and distribute a new Schedule 2.01 reflecting the new commitments.

          (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Borrower, the Issuing Banks and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 11.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03 and 11.05 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

          (e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or any Subsidiary, or by the Agent on such Borrower's or Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Affiliate of such Bank, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Banks hereunder, and (H) as to any Bank, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with such Bank.

          (f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR (S)203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     11.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Borrower against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     11.10 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     11.11 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     11.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     11.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     11.14 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND ALL NOTES ISSUED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE GENERAL PARTNER, STRATTON, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE GENERAL PARTNER, STRATTON, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY

OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER, THE GENERAL PARTNER, STRATTON, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

     11.15 Waiver of Jury Trial. THE BORROWER, THE GENERAL PARTNER, STRATTON, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE GENERAL PARTNER, STRATTON, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     11.16 Entire Agreement. From and after the Closing Date (if it shall occur), this Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between and among the Borrower, the General Partner, Stratton, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                             FERRELLGAS, L.P.,
                             as Borrower

                             By:  Ferrellgas, Inc.,
                                  General Partner


                             By: ______________________
                                  Danley K. Sheldon
                                  Vice President and Chief
                                  Financial Officer/Treasurer



                             FERRELLGAS, INC.,
                             as General Partner


                             By: ______________________
                                  Danley K. Sheldon
                                  Vice President and Chief
                                  Financial Officer/Treasurer



                             STRATTON INSURANCE COMPANY, INC.


                             By: ______________________
                                  Danley K. Sheldon
                                  Vice President and Chief
                                  Financial Officer/Treasurer

                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION,
                             as Agent


                             By: _________________________
                                 James D. Hinson
                                  Vice President


                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION, as a Bank


                             By: _________________________
                                 Mark L. Milner
                                  Vice President

                                 SCHEDULE 2.01


                                     Facility B Commitment
                               ---------------------------------         Pro
                Facility A       Tranche I       Tranche II              Rata
    Bank        Commitment       Term Loan     Revolving Loans*   Total  Share
- ------------  ---------------  --------------  -----------------  -----  -----

Bank of
America            __________      __________          ________
                   __________      __________          ________
                   __________      __________          ________

Total:        $100,000,000.00  $25,000,000.00       $60,000,000*

* On the 45th day after the Closing Date, each Bank's Facility B Term Loan Commitment set forth on this Schedule 2.01 shall be increased by the excess, if any, of each Bank's Facility B Term Loan Commitment over the amount of its Facility B Term Loan outstanding as of such date.

                                 SCHEDULE 6.10

     [Description of 1986 and 1987 IRS audits of the General Partner, and scope of potential liability.]

                                 SCHEDULE 11.02



                    EURODOLLAR AND DOMESTIC LENDING OFFICES,
                             ADDRESSES FOR NOTICES



Attention:

Telephone:
Facsimile:


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as Agent

Bank of America National Trust
and Savings Association
Global Agency #5596
1455 Market Street, 12th Floor
San Francisco, California 94103
Attention:
               Vice President
               Telephone: (415) 622-
               Facsimile: (415) 622-4894



BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as a Bank

Domestic and Eurodollar Lending Office:
1850 Gateway Boulevard, Fourth Floor
Concord, California 94520

Notices (other than Borrowing notices and Notices of Conversion/Continuation):

Bank of America National Trust
and Savings Association
[Address]

                                                                       EXHIBIT A


                              NOTICE OF BORROWING
                              -------------------


TO:  Bank of America National Trust
     and Savings Association, Agent
     1455 Market Street, 12th Floor
     San Francisco, CA  94103
     Attn:  Global Agency #5596

     Re:  Ferrellgas, L.P.
          ----------------


     Pursuant to Section 2.03(a) of that certain Credit Agreement dated as of ____________, 1994 (as from time to time amended, extended, restated, modified or supplemented, the "Credit Agreement", among Ferrellgas, L.P., a Delaware limited partnership (the "Borrower"), Stratton Insurance Company, a Vermont corporation and a Wholly-Owned Subsidiary of Borrower, Ferrellgas, Inc., a Delaware corporation and the sole general partner of Borrower, the financial institutions from time to time party thereto (the "Banks") and Bank of America National Trust and Savings Association, as agent for the Banks (in such capacity, the "Agent") and as Issuing Bank, this represents the Borrower's request for a Borrowing from the Banks as follows:

          1.   The amount of the Borrowing shall be $__________.

          2.   The Borrowing Date shall be _______________.

          3. The Loan shall be a [Base Rate] [Eurodollar Rate] Loan. [The initial Interest Period for such Eurodollar Rate Loan shall be [one] [two] [three] [six] months.]

          4. The Loan shall be a [Facility A Revolving Loan] [Swingline Loan] [Facility B Term Loan] [Facility B Revolving Loan] [Facility B Takeout Loan].

The proceeds of such Loan are to be deposited in the Borrower's account at the Agent.

          The undersigned Responsible Officer hereby certifies that:

          a. The representations and warranties in Article VI of the Credit Agreement are true and correct on and as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date); and

          (b) No Default or Event of Default has occurred and is continuing under the Credit Agreement or will result from the proposed Borrowing.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.


DATED:  ______________________

                              FERRELLGAS, L.P.

                              By: FERRELLGAS, INC., General
                                  Partner



                              By:______________________________

                              Title:___________________________

                                                                       EXHIBIT B


                       NOTICE OF CONVERSION/CONTINUATION
                       ---------------------------------


TO:  Bank of America National Trust
     and Savings Association
     Global Agency #5596
     1455 Market Street, 12th Floor
     San Francisco, California  94103

                             Re:  Ferrellgas, L.P.
                                  ----------------


     Pursuant to Section 2.04(b) of that certain Credit Agreement dated as of ______________, 1994 (as from time to time amended, extended, restated, modified or supplemented, the "Credit Agreement"), among Ferrellgas, L.P., a Delaware limited partnership (the "Borrower"), Stratton Insurance Company, a Vermont corporation and a Wholly-Owned Subsidiary of Borrower, Ferrellgas, Inc., a Delaware corporation and the sole general partner of Borrower, the financial institutions from time to time party thereto (the "Banks") and Bank of America National Trust and Savings Association, as agent for the Banks (in such capacity, the "Agent"), this represents Borrower's request to [Convert] [Continue] certain [Base Rate Loans] [Eurodollar Rate Loans] as follows:

          (A) The date of [Conversion] [Continuation] shall be ________, 199_, (which day is, in the case of Conversion of Base Rate Loans, a Business Day, or, in the case of Conversion or Continuation of Eurodollar Rate Loans, the last day of the applicable Interest Period).

          (B) An aggregate amount of $______________ of [Facility A Revolving Loans] [Facility B Revolving Loans] [Facility B Term Loans] are to be [Converted] [Continued] as of the date set forth in paragraph (A) above (which amount is $3,000,000, or is an integral multiple of $1,000,000 in excess thereof).

          (C) The Type of Loans resulting from the [Conversion] [Continuation] shall be [Base Rate Loans] [Eurodollar Rate Loans].

          [(D) If the resulting Loan is a Eurodollar Rate Loan, the Interest Period of such Loan shall be [one][two][three][six] month(s).]

          [Borrower represents and warrants, in the case of Conversion or Continuation of Eurodollar Rate Loans, that no Default or Event of Default exists on the date hereof and on the date set forth in paragraph (A) above.] [Notwithstanding that a Default or Event of Default exists, Borrower requests the consent of the Majority Banks to Convert/Continue the Eurodollar Rate Loan as set forth above.] Borrower represents that, taking into consideration the [Conversion] [Continuation] of Loans requested hereby, there are not more than ten (10) Interest Periods in effect.

          Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement.


DATED:  ______________        FERRELLGAS, L.P.

                              By: FERRELLGAS, INC., General
                              Partner



                              By:___________________________
                              Title:________________________

                                                                       EXHIBIT C



                             COMPLIANCE CERTIFICATE


     This compliance certificate is provided pursuant to Section 7.02(b) of the Credit Agreement dated as of __________, 1994 (as the same may be amended from time to time, the "Credit Agreement"), by and among Ferrellgas, L.P., a Delaware limited partnership ("Borrower"), Stratton Insurance Company, a Vermont corporation and a wholly-owned subsidiary of Borrower, Ferrellgas, Inc., a Delaware corporation and the sole general partner of Borrower, Bank of America National Trust and Savings Association, as agent (in such capacity, "Agent"), and the financial institutions ("Banks") from time to time party to the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein are used with the defined meanings given in the Credit Agreement.

     I, _____________________________, the ____________________ of Ferrellgas,
Inc., a Delaware corporation and the sole general partner of Borrower, do hereby certify that I am familiar with the Credit Agreement and with the assets, business, financial condition and operations of Borrower and its Subsidiaries and that during the fiscal quarter ending ______________________, 19__:

     Borrower has performed all of its obligations under and is in compliance with all covenants and agreements contained in the Credit Agreement and under
(i) any instrument or agreement required thereunder, (ii) any other instrument or agreement to which Borrower is a party or under which Borrower is obligated, and (iii) any judgment, decree or order of any court or governmental authority binding on Borrower. Without limiting the generality of the foregoing:


     1.  As required by Section 7.12 of the Credit Agreement:

          (i) Borrower has maintained a Leverage Ratio for the applicable fiscal period of not greater than 4.0:1. The current Leverage Ratio is:
     ____________.

                    Funded Debt
                    ($_________)
               ----------------------   = Leverage Ratio
               Consolidated Cash Flow
                    ($_________)

               Attached as Exhibit A is a calculation of Consolidated Cash Flow, including such calculation on a pro forma basis for any Acquisitions consummated during the fiscal period.

          (ii) Borrower has a minimum Partners' Equity of not less than $50,000,0000. The current Partners' Equity is $________________.


          2. As required by Section 7.13 of the Credit Agreement, Borrower and its Affiliates are in compliance, and have at all times during the relevant fiscal period been in compliance, with Borrower's trading position policy and supply inventory position policy guidelines as in effect on the Closing Date[, provided that the stop loss limit in the trading position policy has been increased from __________ at the beginning of the three quarters preceding the fiscal quarter that is the subject of this certificate (the "Initial Date") to __________ at the end of the fiscal quarter that is the subject of this certificate (the "Final Date"), an aggregate increase of ____%] [the stop loss limit in the supply inventory position has increased from __________ on the Initial Date to __________ on the Final Date, an aggregate increase of ____%] [the volume limit for [describe product] in the trading position policy has been increased from __________ on the Initial Date to __________ on the Final Date, an aggregate increase of ____%] [the volume limit for [describe product] in the supply inventory position policy has been increased from __________ on the Initial Date to __________ on the Final Date, an aggregate increase of ____%].


          3. As required by Section 7.16, Borrower hereby notifies Agent that [no judgments, orders, decrees or arbitration awards have been entered against Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage other than through a standard reservation of rights letter) as to any single or related series of transactions, incidents or conditions, of more than $10,000,000] [the following judgments, orders, decrees and/or arbitration awards have been entered against Borrower or its Subsidiaries:
__________________________. The foregoing involve an aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage other than through a standard reservation of rights letter) of $______________________. Borrower has reserved for such amount in excess of $10,000,000, on a quarterly basis, with each quarterly reserve being at least equal to one-twelfth of such amount in excess of $10,000,000. The amount of each quarterly reserve is $____________________].

          4. As required by Section 8.12 of the Credit Agreement, during the applicable fiscal period, Borrower and its Subsidiaries made [no Restricted Payments] [Restricted Payments in an amount equal to $___________________ and, at the time of and after giving effect to such Restricted Payments, each of the following statements was true:

          (a) no Default or Event of Default had occurred or was continuing at the time of such Restricted Payment or occurred as a consequence thereof and each of the representations and warranties of the Borrower set forth in the Credit Agreement was true on and as of the date of such Restricted Payment both before and after giving effect thereto; and

          (b) the Fixed Charge Coverage Ratio of the Borrower for the Borrower's most recently ended four full fiscal quarters for which internal financial statements were available immediately preceding the date on which such Restricted Payment was made, calculated on a pro forma basis as if such Restricted Payment had been made at the beginning of such four-quarter period, was ____________, which ratio is greater than 2.25 to 1.

          Consolidated Cash Flow
               ($_________)
          ---------------------- = Fixed Charge Coverage Ratio
              Fixed Charges
               ($_________)

     and

          (c) (i) the amount of such Restricted Payment, if made other than in cash, was determined by the Board of Directors and evidenced by a resolution in an officer's certificate signed by a Responsible Officer and delivered to the Agent, and (ii) except as otherwise provided in the Credit Agreement, such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Borrower and its Subsidiaries in the fiscal quarter during which such Restricted Payment was made, did not exceed the amount of Available Cash of the Borrower for the immediately preceding fiscal quarter (or, with respect to the first fiscal quarter during which Restricted Payments are made, the amount of Available Cash of the Borrower for the period commencing on the date of the Credit Agreement and ending on the last day of the immediately preceding fiscal quarter).

          Attached as Exhibit B is a calculation of Consolidated Cash Flow, including such calculation on a pro forma basis for any Acquisitions consummated during the fiscal period.

          5. As required by subsection 2.01(a)(ii) of the Credit Agreement, the aggregate outstanding principal amount of Facility A Revolving Loans and Swingline Loans did not exceed $25,000,000 for the consecutive thirty (30) day period from ____________ to _______________.


          IN WITNESS WHEREOF, this Certificate has been executed on behalf of Borrower as of the ____ day of ________________, 19__.

                              FERRELLGAS, L.P., a Delaware limited partnership

                              By:  FERRELLGAS, INC., General Partner

                              By:___________________________
                              Title: _______________________

                                                                       EXHIBIT E


                      ASSIGNMENT AND ACCEPTANCE AGREEMENT


     THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Agreement") dated as of ________________, 19__ is made with reference to that certain Credit Agreement dated as of ______________, 1994 (as amended from time to time, the "Credit Agreement") among Ferrellgas, L.P., a Delaware limited partnership (the "Borrower"), Stratton Insurance Company, a Vermont corporation and a Wholly-Owned Subsidiary of Borrower, Ferrellgas, Inc., a Delaware corporation and the sole general partner of Borrower, the financial institutions from time to time party thereto, and Bank of America National Trust and Savings Association, as an Issuing Bank and agent (in such capacity, the "Agent"), and is entered into between the "Assignor" described below, in its capacity as a Bank under the Credit Agreement, and the "Assignee" described below.

     The Assignor and the Assignee hereby represent, warrant and agree as follows;

     1.  Definitions.  Except as otherwise provided herein, capitalized terms
         -----------
defined in the Credit Agreement are used herein with the meanings set forth therein. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

     "Assignee" means
      --------
_______________________________________________________________________________.

     "Assigned Pro-Rata Share" means the following percentage of the Commitment
      -----------------------
of the Assignor under the Credit Agreement:

     Percentage:    _______________
     ----------
     Dollar Amount:    _______________
     -------------

     "Assignor" means
      --------
______________________________________________________________________________.

     "Effective Date" means _____________________, 199_.
      --------------

     2.  Representations and Warranties of the Assignor.  The Assignor
         ----------------------------------------------
represents and warrants to the Assignee as follows:

     (a) As of the date hereof, the Commitment of the Assignor under the Credit Agreement is equal to $_______________ (without giving effect to assignment thereof which has not yet become effective). The Assignor is the legal and beneficial owner of the Assigned Pro-Rata Share and the Assigned Pro-Rata Share is free and clear of any adverse claim;

     (b) As of the date hereof, [there is no] [the] outstanding principal balance of Advances made under the Credit Agreement [is ______________];

     (c) If required under subsection 11.08(a) of the Credit Agreement, the Assignor has obtained the consent of the Borrower to the assignment of the Assigned Pro-Rata Share to the Assignee;

     (d) The Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and any and all other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no governmental authorizations or other authorizations are required in connection therewith; and

     (e) This Agreement constitutes the legal, valid and binding obligation of the Assignor.

The Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance by the Borrower of its obligations under the Credit Agreement, and assumes no responsibility with respect to any statements, warranties or representations made under or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other documents under the Credit Agreement, other than as expressly set forth above.

     3.  Representations and Warranties of the Assignee.  The Assignee hereby
         ----------------------------------------------
represents and warrants to the Assignor as follows:

     (a) The Assignee has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, and any and all other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no governmental authorizations or other authorizations are required in connection therewith;

     (b) This Agreements constitutes the legal, valid and binding obligation of the Assignee;

     (c) The Assignee has independently and without reliance upon the Assignor and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Assignee will, independently and without reliance upon the Agent, any Issuing Bank or any Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement;

     (d) If the Assignee is organized under the laws of a jurisdiction outside the United States of America, attached hereto is Internal Revenue Service Form 4224 or Internal Revenue Service Form 1001, as applicable (and any successor forms or additional forms necessary for claiming complete exemption from United States withholding taxes) certifying the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement; and

     (e) Assignee is an Eligible Assignee, as that term is defined in the Credit Agreement.

     4.  Assignment.  On the terms set forth herein, the Assignor, as of the
         ----------
Effective Date, hereby irrevocably sells, assigns and transfers to the Assignee all of the rights and obligations of the Assignor under the Credit Agreement and the Assignor's Notes, if any, under the Credit Agreement, in each case to the extent of the Assigned Pro-Rata Share, and the Assignee irrevocably accepts such assignment of rights and assumes such obligations from the Assignor on such terms and effective as of the Effective Date. As of the Effective Date, the Assignee shall have the rights and obligations of a "Bank" under the Credit Agreement and the Notes, if any. Assignee hereby appoints and authorizes the Agent to exercise such powers under the Credit Agreement and the Notes, if any. Assignee hereby appoints and authorizes the Agent to exercise such powers under the Credit Agreement as are delegated to the Agent by Article X of the Credit Agreement.

     5.  Payment.  On the Effective Date, the Assignee shall pay to the
         -------
Assignor, in immediately available funds, an amount equal to the purchase price of the Assigned Pro-Rata Share, as agreed between the Assignor and the Assignee pursuant to a letter agreement of even date herewith.

     The Assignor and the Assignee hereby agree that if either receives any payment of interest, principal, fees or any other amount under the Credit Agreement, their respective Notes or any other documents under the Credit Agreement which is for the account of the other, it shall hold the same in trust for such party to the extent of such party's interest therein and shall promptly pay the same to such party.

     6.  Principal, Interest, Fees, Etc.  Any principal that would be payable
         -------------------------------
and any interest, fees and other amounts that would accrue from and after the Effective Date to or for the account of the Assignor pursuant to the Credit Agreement and the Note(s) shall be payable to or for the account of the Assignor and the Assignee, in accordance with their respective interests as adjusted pursuant to this Agreement.
Payments to be made to the Assignee shall be made to its address set forth on the signature pages hereof, or to such other address as the Assignee may designate.

     7.  Notes.  At Assignee's request, and within five Business Days after its
         -----
receipt of notice by the Agent that the Agent has received an executed copy of this Agreement and payment of the processing fee (and provided that the Agent, and Borrower, if required, consents to such assignment pursuant to subsection 11.08(a) of the Credit Agreement), Borrower shall execute and deliver to the Agent new Notes evidencing the Assignee's Assigned Pro-Rata Share and, if the Assignor has retained a portion of its Commitment and at Assignor's request, a replacement Note in the principal amount of the Loans retained by the assignor Bank (such Note to be in exchange for, but not in payment of, the Note held by such Bank).

     8.  Processing Fee.  On the Effective Date, the [Assignee] [Assignor] shall
         --------------
pay to the Agent the processing fee provided for in subsection 11.08(a) of the Credit Agreement.

     9.  Further Assurances.  The Assignor and the Assignee agree to execute and
         ------------------
deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, and the Assignor specifically agrees to cause the delivery of two original counterparts of this Agreement to the Agent.

     10.  Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL
          -------------
OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. FOR ANY DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT, THE ASSIGNEE HEREBY IRREVOCABLE SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK.

     11.  Notices.  All communications among the parties or notices in
          -------
connection herewith must be in writing and must be mailed, telegraphed, telecopied, delivered or sent by telex or cable, addressed to the appropriate party at its address set forth on the signature pages hereof. All communications and notices shall, if sent by telegraph, telex or telecopy, be deemed to have been given when received by the Person to whom addressed; if sent by overnight courier service, be deemed to have been given one day after the date when sent; and if sent by mail, be deemed to have been given three days after the date when sent by registered or certified mail, postage prepaid.

     12.  Binding Effect.  This Agreement shall be binding upon and inure to the
          --------------
benefit of the parties and their respective successors and assigns.

     13.  Interpretation.  The headings of the various sections hereof are for
          --------------
convenience of reference only and shall not affect the meaning or construction of any provision hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officials, officers or agents thereunder duly authorized as of the date first above written.

                              "Assignor"



                              By:________________________________
                              Its:_______________________________
                              Address:___________________________
                              -----------------------------------
                              -----------------------------------
                              Attn:______________________________
                              Telephone:_________________________
                              Telecopy:__________________________
                              Telex:_____________________________

                              "Assignee"



                              By:________________________________
                              Its:_______________________________
                              Address:___________________________
                              -----------------------------------
                              -----------------------------------
                              Attn:______________________________
                              Telephone:_________________________
                              Telecopy:__________________________
                              Telex:_____________________________

ACKNOWLEDGED AND ACCEPTED:

"Agent"
Bank of America National Trust
  and Savings Association


By:________________________________

[If Required]
"Borrower"
FERRELLGAS, L.P.

     By: FERRELLGAS, INC., General Partner


     By:________________________________

                                                                     EXHIBIT F-1


                           FACILITY A REVOLVING NOTE
                           -------------------------



$______________________                                   ________________, 199_

          FOR VALUE RECEIVED, the undersigned FERRELLGAS, L.P., a Delaware limited partnership, and STRATTON INSURANCE COMPANY, INC., a Vermont corporation (together, "Borrower"), HEREBY PROMISE TO PAY to the order of ______________________ ("Bank") the principal sum of
________________________________ ($____________) or, if less, the aggregate principal amount of Facility A Revolving Loans outstanding on the Revolving Termination Date, made to Borrower by Bank pursuant to Section 2.01(a) of that certain Credit Agreement dated as of __________, 1994 (as the same may be amended from time to time, the "Credit Agreement"), among Borrower, Stratton Insurance Company, a Vermont corporation and a Wholly-Owned Subsidiary of Borrower, Ferrellgas, Inc., a Delaware corporation and the sole general partner of Borrower, the financial institutions from time to time party thereto, and Bank of America National Trust and Savings Association, as agent for said financial institutions (in such capacity, "Agent") payable in full on the Revolving Termination Date together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof until paid in full at the rate or rates and in the manner and at the times specified in the Credit Agreement.

          Both the principal hereof and the interest hereon are payable in lawful money of the United States of America at Bancontrol Account Number ________________ located at _______________________________ (or at such other
Lending Office as may be designated from time to time by Agent), for the account of Bank, in immediately available funds.

          The holder of this Facility A Revolving Note is authorized to record the date and amount of Facility A Revolving Loans made by the Bank, the amount of interest accruing from time to time and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part hereof, or on a continuation thereof which shall be attached hereto and a part hereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

          Borrower agrees to pay all costs of collection and enforcement of this Facility A Revolving Note, whether or not suit is filed, including, without limitation, reasonable attorneys' fees, as more particularly provided in Section
11.04 of the Credit Agreement.

                                     F-1-1

          This Facility A Revolving Note is one of the "Notes" referred to in, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and for prepayment of amounts from time to time outstanding under this Facility A Revolving Note upon certain terms and conditions. Unless otherwise defined herein, capitalized terms used herein are used with the defined meanings given in the Credit Agreement.

          THIS FACILITY A REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                              FERRELLGAS, L.P., a Delaware limited partnership

                              By:  FERRELLGAS, INC., General Partner



                              By:___________________________
                              Name: ________________________
                              Title: _______________________



                              STRATTON INSURANCE COMPANY, INC.



                              By:___________________________
                              Name: ________________________
                              Title: _______________________

                                     F-1-2

                     SCHEDULE TO FACILITY A REVOLVING NOTE
                     -------------------------------------


                                   Unpaid
                                 Principal
         Amount of   Amount of    Balance of
         Facility A  Principal    Facility A
         Revolving    Paid or    Revolving     Notation
Date      Loans       Prepaid      Loans       Made By
- ----     ----------  --------    -----------   --------



















                                     F-1-3

                                                                     EXHIBIT F-2


                              FACILITY B TERM NOTE
                              --------------------



$_____________________                                   ________________, 199_

          FOR VALUE RECEIVED, the undersigned FERRELLGAS, L.P., a Delaware limited partnership ("Borrower"), HEREBY PROMISES TO PAY to the order of ______________________ ("Bank") the principal sum of
________________________________ ($____________), payable in full on the
Revolving Termination Date together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof until paid in full at the rate or rates and in the manner and at the times specified in that certain Credit Agreement dated as of __________, 1994 (as the same may be amended from time to time, the "Credit Agreement"), among Borrower, Stratton Insurance Company, a Vermont corporation and a Wholly-Owned Subsidiary of Borrower, Ferrellgas, Inc., a Delaware corporation and the sole general partner of Borrower, the financial institutions from time to time party thereto, and Bank of America National Trust and Savings Association, as agent for said financial institutions (in such capacity, "Agent").

          Both the principal hereof and the interest hereon are payable in lawful money of the United States of America at Bancontrol Account Number ________________ located at _______________________________ (or at such other
Lending Office as may be designated from time to time by Agent), for the account of Bank, in immediately available funds.

          The holder of this Facility B Term Note is authorized to record the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part hereof, or on a continuation thereof which shall be attached hereto and a part hereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

          Borrower agrees to pay all costs of collection and enforcement of this Facility B Term Note, whether or not suit is filed, including, without limitation, reasonable attorneys' fees, as more particularly provided in Section
11.04 of the Credit Agreement.

          This Facility B Term Note is one of the "Notes" referred to in, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and for prepayment of amounts from time to time outstanding under this Facility B Term Note upon certain terms and conditions. Unless otherwise defined herein, capitalized

                                     F-2-1
terms used herein are used with the defined meanings given in the Credit Agreement.

          THIS FACILITY B TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                              FERRELLGAS, L.P., a Delaware limited partnership

                              By:  FERRELLGAS, INC., General Partner



                              By:___________________________
                              Name: ________________________
                              Title: _______________________

                                     F-2-2

                        SCHEDULE TO FACILITY B TERM NOTE
                        --------------------------------


                                   Unpaid
                     Amount of   Principal
         Amount of   Principal   Balance of
        Facility B    Paid or    Facility B   Notation
Date    Term Loans    Prepaid    Term Loans    Made By
- ----    ----------   ---------   ----------   --------















                                     F-2-3

                                                                     EXHIBIT F-3


                           FACILITY B REVOLVING NOTE
                           -------------------------



$______________________                                 ________________, 199_

          FOR VALUE RECEIVED, the undersigned FERRELLGAS, L.P., a Delaware limited partnership ("Borrower"), HEREBY PROMISES TO PAY to the order of ______________________ ("Bank") the principal sum of
________________________________ ($____________) or, if less, the aggregate principal amount of Facility B Revolving Loans outstanding on the Revolving Termination Date, made to Borrower by Bank pursuant to Section 2.01(b) of that certain Credit Agreement dated as of __________, 1994 (as the same may be amended from time to time, the "Credit Agreement"), among Borrower, Stratton Insurance Company, a Vermont corporation and a Wholly-Owned Subsidiary of Borrower, Ferrellgas, Inc., a Delaware corporation and the sole general partner of Borrower, the financial institutions from time to time party thereto, and Bank of America National Trust and Savings Association, as agent for said financial institutions (in such capacity, "Agent") payable in full on the Revolving Termination Date together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof until paid in full at the rate or rates and in the manner and at the times specified in the Credit Agreement.

          Both the principal hereof and the interest hereon are payable in lawful money of the United States of America at Bancontrol Account Number ________________ located at _______________________________ (or at such other
Lending Office as may be designated from time to time by Agent), for the account of Bank, in immediately available funds.

          The holder of this Facility B Revolving Note is authorized to record the date and amount of Facility B Revolving Loans made by the Bank, the amount of interest accruing from time to time and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part hereof, or on a continuation thereof which shall be attached hereto and a part hereof and any such recordation shall constitute prima facie evidence of
                                                      ----- -----
the accuracy of the information so recorded.

          Borrower agrees to pay all costs of collection and enforcement of this Facility B Revolving Note, whether or not suit is filed, including, without limitation, reasonable attorneys' fees, as more particularly provided in Section
11.04 of the Credit Agreement.

                                     F-3-1

          This Facility B Revolving Note is one of the "Notes" referred to in, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and for prepayment of amounts from time to time outstanding under this Facility B Revolving Note upon certain terms and conditions. Unless otherwise defined herein, capitalized terms used herein are used with the defined meanings given in the Credit Agreement.

          THIS FACILITY B REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                              FERRELLGAS, L.P., a Delaware limited partnership

                              By:  FERRELLGAS, INC., General Partner



                              By:___________________________
                              Name: ________________________
                              Title: _______________________

                                     F-3-2

                     SCHEDULE TO FACILITY B REVOLVING NOTE
                     -------------------------------------


                                   Unpaid
                                  Principal
         Amount of   Amount of    Balance of
        Facility B   Principal    Facility B
        Revolving     Paid or     Revolving    Notation
Date      Loans       Prepaid      Loans       Made By
- ----    ----------   ---------    ----------   ---------














                                     F-3-3

                                                                     EXHIBIT F-4


                            FACILITY B TAKEOUT NOTE
                            -----------------------



$______________________                                  ________________, 199_

          FOR VALUE RECEIVED, the undersigned FERRELLGAS, L.P., a Delaware limited partnership ("Borrower"), HEREBY PROMISES TO PAY to the order of ______________________ ("Bank") the principal sum of
________________________________ ($____________), in twelve (12) equal quarterly installments of $_________________ each, commencing on September 30, 1997, and continuing on the last day of every third calendar month thereafter through June 30, 2000; provided, that all outstanding principal and accrued and unpaid interest hereon shall be repaid in full on or prior to June 30, 2000. Borrower further agrees to pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof until paid in full at the rate or rates and in the manner and at the times specified in that certain Credit Agreement dated as of __________, 1994 (as the same may be amended from time to time, the "Credit Agreement"), among Borrower, Stratton Insurance Company, a Vermont corporation and a Wholly-Owned Subsidiary of Borrower, Ferrellgas, Inc., a Delaware corporation and the sole general partner of Borrower, the financial institutions from time to time party thereto, and Bank of America National Trust and Savings Association, as agent for said financial institutions (in such capacity, "Agent").

          Both the principal hereof and the interest hereon are payable in lawful money of the United States of America at Bancontrol Account Number ________________ located at _______________________________ (or at such other
Lending Office as may be designated from time to time by Agent), for the account of Bank, in immediately available funds.

          The holder of this Facility B Takeout Note is authorized to record the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part hereof, or on a continuation thereof which shall be attached hereto and a part hereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

          Borrower agrees to pay all costs of collection and enforcement of this Facility B Takeout Note, whether or not suit is filed, including, without limitation, reasonable attorneys' fees, as more particularly provided in Section
11.04 of the Credit Agreement.

          This Facility B Takeout Note is one of the "Notes" referred to in, and is entitled to the benefits of, the Credit

                                     F-4-1

Agreement which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and for prepayment of amounts from time to time outstanding under this Facility B Takeout Note upon certain terms and conditions. Unless otherwise defined herein, capitalized terms used herein are used with the defined meanings given in the Credit Agreement.

          THIS FACILITY B TAKEOUT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                              FERRELLGAS, L.P., a Delaware limited partnership

                              By:  FERRELLGAS, INC., General Partner


                              By:___________________________
                              Name: ________________________
                              Title: _______________________

                                     F-4-2

                      SCHEDULE TO FACILITY B TAKEOUT NOTE
                      -----------------------------------

                                    Unpaid
                                  Principal
         Amount of   Amount of    Balance of
         Facility B  Principal    Facility B
         Takeout      Paid or      Takeout     Notation
Date      Loans       Prepaid       Loans       Made By
- ----     ----------  ---------    ----------   --------



















                                     F-4-3

                                                                       EXHIBIT G

                                                 BORROWER:  FERRELLGAS, L.P. and
                                                            STRATTON INSURANCE
                                                            COMPANY

                                                 GUARANTOR:



                              CONTINUING GUARANTY
                              -------------------



To:  The Financial Institutions (the "Banks") from time to time   party to the
     Credit Agreement referred to below (the "Credit   Agreement"), and

     Bank of America National Trust and Savings Association, as   Agent (in such
     capacity, the "Agent")



     (1) For valuable consideration, the undersigned ("Guarantor") absolutely and unconditionally guarantees to the Agent and the Banks the payment when due, upon maturity, acceleration or otherwise, of any and all indebtedness of FERRELLGAS, L.P., a Delaware Limited Partnership, and STRATTON INSURANCE COMPANY, a Vermont corporation (collectively and severally, "Borrower"). If any or all of the indebtedness of Borrower to the Agent or the Banks becomes due and payable hereunder, Guarantor absolutely and unconditionally promises to pay such indebtedness to the Agent (for its account or the account of the Banks, as the case may be), or order, on demand, in lawful money of the United States of America. The word "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower or either of them to the Agent and/or the Banks under or pursuant to that certain Credit Agreement dated as of

______________, among Borrower, Ferrellgas, Inc., a Delaware corporation, the Banks and the Agent, as the same may be amended, modified, supplemented or renewed from time to time (the "Credit Agreement"), whether the same is heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by Agent or Banks by assignment or succession, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

     (2) The liability of Guarantor under this Guaranty (exclusive of liability under any other guaranties executed by Guarantor) shall not exceed at any one time the total of (a) One Hundred Eighty-Five Million and 00/100 Dollars ($185,000,000.00), for the principal amount of the indebtedness, (b) all interest, fees, and other costs and expenses relating to or arising out of the indebtedness or such part of the indebtedness as shall not exceed the foregoing limitation, and (c) attorneys' fees, costs and expenses as provided in paragraph 13 hereof. Agent and Banks may permit the indebtedness of Borrower to exceed Guarantor's liability, and may apply any amounts received from any source, other than from Guarantor, to the unguaranteed portion of Borrower's indebtedness. This is a continuing guaranty relating to any indebtedness, including that arising under successive transactions which shall either continue the indebtedness or from time to time renew it after it has been satisfied. Any payment by Guarantor shall not reduce Guarantor's maximum obligation hereunder, unless written notice to that effect be actually received by Agent at or prior to the time of such payment.

     (3) The obligations hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions; and Guarantor waives the benefit of any statute of limitations affecting Guarantor's liability hereunder.

     (4) Guarantor authorizes Agent and Banks, without notice or demand and without affecting Guarantor's liability hereunder, from time to time, either before or after revocation hereof, to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon; (b) receive and hold security for the payment of this Guaranty or the indebtedness guaranteed, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (c) apply such security and direct the order or manner of sale thereof as Agent in its discretion may determine; and (d) release or substitute any one or more of the endorsers or guarantors.

     (5) Guarantor waives any right to require Agent or Banks to (a) proceed against Borrower; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Agent's or Banks's power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of Borrower, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that Guarantor's obligations exceed or are more burdensome than those of Borrower. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness.

     (6) Guarantor understands and acknowledges that if Agent forecloses (for itself or on behalf of Banks), either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness, that foreclosure could impair or destroy any ability that Guarantor may have to seek reimbursement, contribution or indemnification from Borrower or others based on any right Guarantor may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by Guarantor under this Guaranty.
Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Guarantor's rights, if any, may entitle Guarantor to assert a defense to this Guaranty. By executing this Guaranty, Guarantor freely, irrevocably and unconditionally: (i) waives and relinquishes that defense and agrees that Guarantor will be fully liable under this Guaranty even though Agent may foreclose (for itself or on behalf of Banks), either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness; (ii) agrees that Guarantor will not assert that defense in any action or proceeding which Agent or Banks may commence to enforce this Guaranty;
(iii) acknowledges and agrees that the rights and defenses waived by Guarantor in this Guaranty include any right or defense that Guarantor may have or be entitled to assert; and (iv) acknowledges and agrees that Agent and Banks are relying on this waiver in creating the indebtedness, and that this waiver is a material part of the consideration which Agent and Banks are receiving for creating the indebtedness.

     (7) Guarantor acknowledges and agrees that Guarantor shall have the sole responsibility for obtaining from Borrower such information concerning Borrower's financial condition or business operations as Guarantor may require, and that neither Agent nor Banks has any duty at any time to disclose to Guarantor any information relating to the business operations or financial conditions of Borrower.

     (8) To secure all of Guarantor's obligations hereunder, Guarantor assigns and grants to Agent (for the benefit of itself and the Banks) a security interest in all moneys, securities and other property of Guarantor now or hereafter in the possession of Agent, and all deposit accounts of Guarantor maintained with Agent, and all proceeds thereof. Upon default or breach of any of Guarantor's obligations to Agent or Banks, Agent or Banks may apply any deposit account to reduce the indebtedness, and may foreclose any collateral as provided in the Uniform Commercial Code and in any security agreements between Agent or Banks and Guarantor.

     (9) Any obligations of Borrower to Guarantor, now or hereafter existing, including but not limited to, any obligations to Guarantor as subrogees of Agent or Banks or resulting from Guarantor's performance under this Guaranty, are hereby subordinated to the indebtedness. Such obligations of Borrower to Guarantor if Agent so requests shall be enforced and performance received by Guarantor as trustee for Agent and Banks and the proceeds thereof shall be paid over to Agent on account of the indebtedness of Borrower to Agent and Banks, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

     (10) This Guaranty may be revoked at any time by Guarantor in respect to future transactions, unless there is a continuing consideration as to such transactions which Guarantor does not renounce. Such revocation shall be effective upon actual receipt by Agent at the address shown below of written notice of revocation. Revocation shall not affect any of

Guarantor's obligations or Agent's or Banks's rights with respect to transactions which precede Agent's receipt of such notice, regardless of whether or not the indebtedness related to such transactions, before or after revocation, has been renewed, compromised, extended, accelerated, or otherwise changed as to any of its terms, including time for payment or increase or decrease of the rate of interest thereon. Revocation by any other guarantor of Borrower's indebtedness shall not affect any obligations of Guarantor. If this Guaranty is revoked, returned, or canceled, and subsequently any payment or transfer of any interest in property by Borrower to Agent or Banks is rescinded or must be returned by Agent or Banks to Borrower, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation.

     (11) It is not necessary for Agent or Banks to inquire into the powers of Borrower or of the officers, directors, partners or agents acting or purporting to act on Borrower's behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

     (12) Agent and Banks may, without notice to Guarantor and without affecting Guarantor's obligations hereunder, assign the indebtedness and this Guaranty, in whole or in part. Guarantor agrees that Agent and Banks may disclose to any prospective purchaser and any purchaser of all or part of the indebtedness any and all information in Agent's or Banks' possession concerning Guarantor, this Guaranty and any security for this Guaranty.

     (13) Guarantor agrees to pay to Agent, on demand, all out-of-pocket expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Agent or Banks prior to the commencement of any legal action or arbitration proceeding in connection with the enforcement of this Guaranty and any instrument or agreement required under this Guaranty. In the event of a legal action or arbitration proceeding, the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs for in-house legal services), costs and necessary disbursements incurred in connection with such action or proceeding, as determined by the court or arbitrator.

     (14) (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF

VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY DOCUMENT RELATED HERETO. GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

     (15) GUARANTOR WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. GUARANTOR AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.
WITHOUT LIMITING THE FOREGOING, GUARANTOR AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS GUARANTY OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY.

     Executed this ______ day of __________________, 1994.


                                  "Guarantor"



                                             By:________________________________
                                             Title:_____________________________





                                             ___________________________________
                                             Address


                                             ___________________________________
                                             Federal Tax I.D. No.


Address for Notices to Agent: Address for Notices to Guarantor:
1455 Market Street            ________________________
12th Floor                    ________________________
San Francisco, CA 94103       ________________________

                                   EXHIBIT H

                     [FORM OF COMMERCIAL LETTER OF CREDIT]

                                [ISSUING BANK]



_______________(1)_________________

Irrevocable Letter of Credit Number (2)

(3)

Ladies and Gentlemen:

          We hereby open our irrevocable documentary letter of credit number (2) in your favor and authorize you to draw at sight on [Issuing Bank] [location],
(4)(5)(6) for the account of (7).

          Drafts are to be accompanied by:

          1.   This Letter of Credit.

          2.   Original of (8).

          Partial drawings and/or shipments are permitted.

          This Letter of Credit expires (9) at our counters.

          Drafts under this Letter of Credit must bear on their face the clause "Drawn under the [Issuing Bank] Letter of Credit Number (2) dated (1)".

          We hereby agree with bona fide holders that all drafts under and in compliance with the terms of this credit will be duly honored upon compliance if presented on or before the expiry date.

          This credit is subject to the Uniform Customs and Practice for Documentary Credit (1993 Revision in force as of January 1, 1994) International Chamber of Commerce Publication No. 500.

                    Best Regards,

                    [ISSUING BANK]



                    By: ___________________________________

                    Title: ________________________________

______________________________

(1)  Date of Letter of Credit.
(2)  Letter of Credit Number.
(3)  Name and address of Beneficiary.
(4)  Insert one of the phrases identified in clauses (a) through (d):
     a.   an amount
     b.   up to an amount of US$ (5)(6)
     c.   approximately US$ (5)(6)
     d.   US$ (5)(6), plus or minus [insert number]%
(5)  Aggregate initial stated amount of Letter of Credit.
(6)  Aggregate initial stated amount of Letter of Credit stated in words.
(7)  Ferrellgas, L.P.
(8)  Description of applicable invoice and/or product movement documentation.
(9)  Insert a date not later than 90 days from the date of issuance.

                                   EXHIBIT I

                      [FORM OF STANDBY LETTER OF CREDIT]

                                [ISSUING BANK]



_______________(1)_________________

Irrevocable Letter of Credit Number (2)

(3)

Ladies and Gentlemen:

          We hereby open our irrevocable standby letter of credit number (2) in your favor and authorize you to draw at sight on [Issuing Bank] [location],
(4)(5)(6) for the account of (7).

          Drafts are to be accompanied by:

          1.   This Letter of Credit.

OPTIONAL: 2.   Copy of (8).

          3. A signed statement by an authorized officer of (3) certifying that the product has been delivered and that although the invoice(s) presented under this Letter of Credit was (were) due according to contract terms, (7) failed to make payment and payment remains outstanding at time of drawing.

          Partial drawings and/or shipments are permitted.

          This Letter of Credit expires (9) at our counters.

          Drafts drawn under this Letter of Credit must bear on their face the clause "Drawn under the [Issuing Bank] Letter of Credit Number (2) dated (1)".

OPTIONAL: The amount available for drawing under this letter of credit will be reduced by the amount of any payments made outside the letter of credit to _______________ for this product if such payments are made by [Issuing Bank], [location] and make reference to this letter of credit number.

          We hereby agree with bona fide holders that all drafts drawn under and in compliance with the terms of this credit will be duly honored upon compliance if presented on or before the expiry date. Documents presented more than 21 days after transport date but on or before the expiry date are acceptable.

          This credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision in force as of January 1, 1994) International Chamber of Commerce Publication NO. 500.


                              Best Regards,

                              [ISSUING BANK]



                              By: ______________________________________________

                              Title:____________________________________________



______________________________

(1)  Date of Letter of Credit.
(2)  Letter of Credit Number.
(3)  Name and address of Beneficiary.
(4)  Insert one of the phrases identified in clauses (a) through (d):
     a.   an amount of US$ (5)(6)
     b.   up to an amount of US$ (5)(6)
     c.   approximately US$ (5)(6)
     d.   US$ (5)(6), plus or minus [insert number]%
(5)  Aggregate initial stated amount of Letter of Credit.
(6)  Aggregate initial stated amount of Letter of Credit stated in words.
(7)  Ferrellgas, L.P. or Stratton Insurance Company, Inc. (as the case may be).
(8)  Description of applicable invoice and/or product movement documentation.
(9)  Insert a date not later than 180 days from the date of issuance.

                                   EXHIBIT J

                [ALTERNATIVE FORM OF STANDBY LETTER OF CREDIT]



_______________(1)_________________

Irrevocable Letter of Credit Number (2)

(3)

Ladies and Gentlemen:

          We hereby establish our irrevocable standby Letter of Credit Number
(2) in your favor by order and for the account of Ferrellgas, L.P. for (4)(5)(6) available at [Issuing Bank] [Location] by payment against your drafts at sight to be accompanied by:

          1. Signed statement by a representative of (3) that the amount drawn under this letter of credit (2) represents an amount due and owing to (3) and unpaid or defaulted by Ferrellgas, L.P.

          Drafts must be presented no later than (7).

          Special Conditions:

          A.   Partial drawings are permitted.

          B. Notwithstanding the above, this letter of credit shall also be available at [Issuing Bank] [Location] by payment against drafts of (3) at sight accompanied by:

          Signed statement by a representative of (3) that:

               (i) as a result of pending or possible bankruptcy, reorganization or insolvency proceedings involving Ferrellgas, L.P. (3) has tendered to an escrow agent designated by (3) payments or deliveries (3) reasonably believes are or may be subject to the aforementioned proceedings;

              (ii) the amount drawn under this letter of credit represents or corresponds to such payments or deliveries; and

             (iii) the escrow agent designated by (3) has been instructed to release such payments or deliveries to Ferrellgas, L.P. upon receipt by (3) of the amount drawn under this letter of credit.

          We hereby engage with you that all drawings made under and in conformity with the terms of this letter of credit will be duly honored upon presentation to us as specified.

          This letter of credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500.

                              Very truly yours,

                              [ISSUING BANK]



                              By: ______________________________________________

                              Title: ___________________________________________


______________________________

(1)  Date of Letter of Credit,
(2)  Letter of Credit Number.
(3) Insert either (a) Exxon Company USA [and its address the first time its name appears], or (b) Exxon Supply Company [and its address the first time its name appears], as the case may be.
(4)  Insert one of the phrases identified in clauses (a) through (d):
     a.   an amount of US$ (5)(6)
     b.   up to an amount of US$ (5)(6)
     c.   approximately US$ (5)(6)
     d.   US$ (5)(6), plus or minus [insert number]%.
(5)  Aggregate initial stated amount of Letter of Credit.
(6)  Aggregate initial stated amount of Letter of Credit stated in words.
(7)  Date by which drafts must be presented.

                                                                       EXHIBIT K


                           MAXIMUM AMOUNT CERTIFICATE


     This Maximum Amount Certificate is provided pursuant to Section 7.02(c) of the Credit Agreement dated as of __________, 1994 (as the same may be amended from time to time, the "Credit Agreement"), by and among Ferrellgas, L.P., a Delaware limited partnership (the "Borrower"), Stratton Insurance Company, a Vermont corporation and a wholly-owned subsidiary of the Borrower, Ferrellgas, Inc., a Delaware corporation and the sole general partner of Borrower, Bank of America National Trust and Savings Association, as agent (in such capacity, "Agent"), and the financial institutions ("Banks") from time to time party to the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein are used with the defined meanings given in the Credit Agreement.

     I, _____________________________, the ____________________ of Ferrellgas,
Inc., a Delaware corporation and the sole general partner of the Borrower, do hereby certify that I am familiar with the Credit Agreement and with the assets, business, financial condition and operations of the Borrower and its Subsidiaries and that, as of ________________ (the "Determination Date"):

     (i) The aggregate Cash Costs of all Permitted Acquisitions by the Borrower and its Subsidiaries (together with the aggregate amount of any Acquired Debt and seller financing associated therewith and the amount of such Cash Costs which were or could have been financed with Facility B Revolving Loans) during the period from the Closing Date to the date that is 270 days prior to the Determination Date (the "Hold Period Date") is $___________________, and from the Hold Period Date through the Determination Date is $______________, and the total such amount is $__________________, as compared to $__________,
$__________ and $_____________, respectively, reported in the previously delivered Maximum Amount Certificate delivered pursuant to the Credit Agreement (the "Previous Certificate").

     The components of Cash Costs of all Permitted Acquisitions are as follows:

Date of Acquisition    Assets/Stock Acquired  Cash Cost
- -------------------    ---------------------  ---------



          (ii) The aggregate Growth-Related Capital Expenditures by the Borrower and its Subsidiaries during the period from the Closing Date through the Determination Date is $_______________, as compared to $____________ reported in the Previous Certificate.

   The components of Growth-Related Capital Expenditures are as follows:

                      Description
Date of Expenditure  of Expenditure  Amount
- -------------------  --------------  ------

          (iii) The aggregate Net Proceeds of Asset Sales during the period from the Closing Date through the Hold Period Date is $____________, from the Hold Period Date through the Determination Date is $_________, and the total such amount is $______________, as compared to $__________, $__________ and
$_____________, respectively, reported in the Previous Certificate.

     The components of Net Proceeds of Asset Sales are as follows:

                 Number and Description    Aggregate
Date of Sale       of Assets Sold           Price
- ------------     -----------------------   ---------

          (iv) The aggregate Net Proceeds of MLP New Unit Sales during the period from the Closing Date through the Determination Date is $_________________, as compared to $_____________ reported in the Previous Certificate.

     The components of Net Proceeds of MLP New Unit Sales are as follows:

               Number and Description  Aggregate
Date of Sale       of Units Sold        Price
- ------------  ----------------------  ---------

          (v) The Facility B Maximum Amount as of the Determination Date, based on the information contained herein, is as follows:

     THE SUM OF:

     (a)  the aggregate Cash Costs of all
          Permitted Acquisitions by the Borrower
          and its Subsidiaries during the period
          from the Closing Date through the
          Determination Date:
                                    $________

          plus

     (b)  the aggregate Growth-Related Capital
          Expenditures by the Borrower and its
          Subsidiaries during the period from the
          Closing Date through the
          Determination Date:
                                    $_________

                                           SUBTOTAL:    $________

     MINUS THE SUM OF:
     -----


      (x) the aggregate Net Proceeds of Asset Sales during the period from the Closing Date to the Hold Period Date:
                                    $________

          plus

      (y) the aggregate Net Proceeds of MLP New
          Unit Sales from the Closing Date through the Determination Date:
                                    $________

                                           SUBTOTAL:    $________


     EQUALS:                                            $________
                                                         ________



          (vi) The Facility B Maximum Amount reported in the Previous Certificate was $__________________.

          IN WITNESS WHEREOF, this Certificate has been executed on behalf of the Borrower as of the ____ day of ________________, 19__.

                              FERRELLGAS, L.P., a Delaware limited partnership

                              By:  FERRELLGAS, INC., General Partner



                              By:___________________________
                              Title: _______________________